EXHIBIT 10.1

Dated 27th November 2006

------------

Share purchase agreement

between

CEH Limited

and

Jardin International Holding BV

and

Katy Industries, Inc.

HOWARD KENNEDY
19 Cavendish Square
London W1A 2AW
DX 42748 Oxford Circus North
telephone +44(0)20 7636 1616
fax +44 (0)20 7491 2899

Ref :kl1/ drl1/ 027043.1 [2688192]

Contents

Clause

Schedules

Part 2.

THIS AGREEMENT is dated 27th November 2006

Parties

(1)	CEH Limited incorporated and registered in England and Wales with company number 04992300 whose registered office is at Cardew Way, Redruth, Cornwall, TR15 1ST (Seller);

(2)
JARDIN INTERNATIONAL HOLDING BV incorporated and registered in the Netherlands , with its corporate seat in Rijen and with a registered office at Ericssonstraat 17, 5121 MK Rijen, the Netherlands (Buyer);

(3)	Katy Industries, Inc. incorporated in Delaware, USA, whose principal office is at 2461 South Clark Avenue, Suite 630, Arlington, Virginia 22022, as guarantor (Guarantor).

Background

(A)	The Company has an issued share capital of £10.00 divided into ten ordinary shares of £1.00 each;

(B)	Further particulars of the Company at the date of this agreement are set out in Schedule 1;

(C)	The Seller has agreed to sell and the Buyer has agreed to buy the Sale Shares subject to the terms and conditions of this agreement;

(D)	The Guarantor is the ultimate holding company of the Seller and has become a party to this agreement for the purpose of entering into the guarantee set out in clause 12.

Agreed terms

1.	Interpretation

1.1	The definitions and rules of interpretation in this clause apply in this agreement.

Accounts: the audited financial statements of the Company as at and to the Accounts Date, including the balance sheet, profit and loss account together with the notes thereon, the cash flow statement and the auditor´s and Directors´ reports (a copy of which is attached to the Disclosure Letter).

Accounts Date: 31 December 2005.

Affiliate: of a Party shall mean an entity: (i) which is directly or indirectly controlling such Party; (ii) which is under the same direct or indirect ownership or control as such Party; or (iii) which is directly or indirectly owned or controlled by such Party. For these purposes, an entity shall be treated as being controlled by another if that other entity has more than fifty (50%) of the votes in such entity or is able to control the composition of its board of directors or any other equivalent body.

Business: the business of the Company that consists of the marketing and sale of plastic products for home storage or garage organisation, gardening, food storage, laundry, bath, cleaning, closet or cupboard organisation and refuse removal into a primarily consumer distribution market, and the manufacture of such products for sale into a primarily consumer distribution market, except with respect to certain garden storage and related products manufactured for and sold to the independent garden retail market, excluding Wyevale. For purposes of clarification, a “primarily consumer distribution market” shall not include any business which substantially serves a commercial market, even if such business also serves a consumer market.

Business Day: a day (other than a Saturday, Sunday or public holiday) when banks in the City of London are open for business.

Buyer’s Warranties: the warranties given by the Buyer in clause 6 and Part 3 of Schedule 3.

CAA 2001: the Capital Allowances Act 2001.

Change in Control: shall mean (a) the Seller is a party to a merger, consolidation or other reorganization (each, a “Reorganization”) with a non-Affiliate, or the Seller or its parent Continental Commercial Products, LLC (“CCP”) or its ultimate parent Katy Industries, Inc. (“Katy”, together with CCP, the “Parents”) is a party to a sale, assignment, lease, conveyance or other transfer of substantially all of its assets (each, a “Sale”) to a non-Affiliate, as a consequence of which members of the Board of Directors of the Seller or a Parent, as the case may be, in office immediately prior to such Reorganization or Sale constitute less than a majority of the Board of Directors of the Seller or a Parent, as the case may be, thereafter; or (b) there is a sale, assignment, conveyance or other transfer of over 50% of the voting stock of the Seller or a Parent to a non-Affiliate, as a consequence of which members of the Board of Directors of the Seller or a Parent, as the case may be, in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors of the Seller or a Parent, as the case may be, thereafter.

CML: Contico Manufacturing Limited (Company Number: 01338772)

Company: Contico Europe Limited, a company incorporated and registered in England and Wales with company number 04992337 whose registered office is at Cardew Way, Redruth, Cornwall, TR15 1ST, further details of which are set out in Schedule 1.

Companies Acts: the Companies Act 1985 and the Companies Act 1989 (as amended).

Completion: completion of the sale and purchase of the Sale Shares in accordance with this agreement.

Completion Date: the date upon which Completion occurs.

Completion Payment: the sum of US$4,000,000 (four million US dollars) in cash to be paid by the Buyer to the Seller on Completion.

Conditions: the conditions set out in clause 2.1.

Connected: in relation to a person, has the meaning contained in section 839 of the ICTA 1988.

Control: in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:

(a)	by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or

(b)	by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate,

and a Change of Control occurs if a person who controls any body corporate ceases to do so or if another person acquires control of it.

Director: each person who is a director or shadow director of the Company, the names of whom are set out in Schedule 1.

Disclosed: fairly disclosed in the Disclosure Letter.

Disclosure Letter: the letter from the Seller to the Buyer with the same date as this agreement that is described as the disclosure letter, including the bundle of documents attached to it (Disclosure Bundle).

Environment: air, water and land, all living organisms and natural or man-made structures.

Environmental Law: all applicable laws, statutes, regulations, secondary legislation, bye-laws, common law, directives, treaties and other measures, judgements and decisions of any court or tribunal, codes of practice and guidance notes which are legally binding and in force as at the date of this agreement in so far as they relate to or apply to the Environment, including Part IIA of the Environmental Protection Act 1990 and any legally binding regulations and guidance made or issued thereunder.

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security, title, retention or any other security agreement or arrangement.

Event: has the meaning given in Schedule 4.

Group: in relation to a company (wherever incorporated) that company, any company or group of companies which is owned directly or indirectly by the same ultimate beneficial owners as that company, any company of which it is a Subsidiary (its holding company) and any other Subsidiaries of any such holding company; and each company in a group is a member of the group. Unless the context otherwise requires, the application of the definition of Group to any company at any time will apply to the company as it is at that time.

ICTA 1988: the Income and Corporation Taxes Act 1988.

IHTA 1984: the Inheritance Tax Act 1984.

Intellectual Property Rights: has the meaning given in paragraph 20.1 of Part 1 of Schedule 3.

Lease means the Lease of the Property to be granted by the Seller to the Company on the Completion Date in the agreed form.

Management Accounts: the unaudited balance sheet and the unaudited profit and loss account of the Company for the period of ten months ended 31 October 2006 (a copy of which is attached to the Disclosure Letter).

Pension Scheme: the Contico Group Personal Pension Plan administered by Scottish Mutual Assurance Plc.

Purchase Price: the purchase price for the Sale Shares to be paid by the Buyer to the Seller in accordance with clause 4.

Property: the land and buildings on the east side of Cardrew Way, Redruth, Cornwall, TR15 1ST being the entire land and buildings registered at the Land Registry under title number: CL84586.

Receivable: the sum of £512,515 owed by the Seller to the Company as at 2359hrs GMT on Friday 17 November 2006 represented by the note in agreed form issued by the Seller.

Sale Shares: the ten ordinary shares of £1.00 each in the Company, all of which have been issued and are fully paid.

Subsidiary: in relation to a company wherever incorporated (a holding company) means a "subsidiary" as defined in section 736 of the Companies Act 1985 and any other company which is a subsidiary (as so defined) of a company which is itself a subsidiary of such holding company. Unless the context otherwise requires the application of the definition of Subsidiary to any company at any time will apply to the company as it is at that time.

Sterling Consideration: the sum equal to the Receivable

Sub-Lease means the sublease of part of the Property to be granted by the Company to CML on the Completion Date in the agreed form.

Tax Covenant: the tax covenant as set out in Schedule 4.

Tax or Taxation: has the meaning given in Schedule 4.

Tax Claim: has the meaning given in Schedule 4.

Tax Warranties: the Warranties in Part 2 of Schedule 3.

Taxation Authority: has the meaning given in Schedule 4.

Taxation Statute: has the meaning given in Schedule 4.

TCGA 1992: the Taxation of Chargeable Gains Act 1992.

TMA 1970: the Taxes Management Act 1970.

Transaction: the transaction contemplated by this agreement or any part of that transaction.

VATA 1994: the Value Added Tax Act 1994.

Warranties: the warranties given by the Seller in clause 6 and Parts 1 and 2 of Schedule 3.

Working Capital: the amount of the Company’s working capital as at 2359hrs GMT on Friday 17 November 2006 as determined in accordance with Schedule 6 and shown in the Working Capital Statement.

Working Capital Statement: the statement of Working Capital to be prepared pursuant to clause 10 and in accordance with Schedule 6.

1.2	Clause and schedule headings do not affect the interpretation of this agreement.

1.3	A person includes a corporate or unincorporated body.

1.4	Words in the singular include the plural and in the plural include the singular.

1.5	A reference to one gender includes a reference to the other gender.

1.6
A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.7	Writing or written includes faxes but not e-mail.

1.8	Documents in agreed form are documents in the form agreed by the parties or on their behalf and initialled by them or on their behalf for identification.

1.9	References to clauses and schedules are to the clauses and schedules of this agreement; references to paragraphs are to paragraphs of the relevant schedule.

1.10	Reference to this agreement include this agreement as amended or varied in accordance with its terms.

2.	this paragraph has been intentionally deleted

3.	Sale and purchase

On the terms of this agreement the Seller shall sell and the Buyer shall buy, with effect from Completion, the Sale Shares with full title guarantee free from all Encumbrances and together with all rights that attach (or may in the future attach) to them including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this agreement.

4.	Purchase price

4.1	The Purchase Price is the aggregate of US$4,000,000 (four million US dollars) and the Sterling Consideration, subject to adjustment in accordance with clause 4.2.

4.2	The Purchase Price shall be adjusted as follows:

(a)	the Purchase Price shall be increased by the amount which is the amount, if any, by which the Working Capital exceeds £2,467,000 (two million four hundred and sixty seven thousand pounds); and

(b)	the Purchase Price shall be reduced by the amount which is the amount, if any, by which the Working Capital is less than £2,467,000 (two million four hundred and sixty seven thousand pounds).

4.3	The Purchase Price shall be deemed to be reduced by the amount of any payment made to the Buyer:

(a)	for a breach of any Warranty; or

(b)	under the Tax Covenant.

5.	Completion

5.1	Completion shall take place forthwith following signature of this agreement:

(a)	at the offices of Howard Kennedy; or

(b)	at any other place or time as agreed in writing by the Seller and the Buyer.

5.2	Immediately upon Completion the Seller shall:

(a)	deliver or cause to be delivered the documents and evidence set out in Part 1 of Schedule 2;

(b)
procure that any indebtedness in the nature of borrowing owed by the Company to a bank or other financial institution or any member of its Group as at the Completion Date or any other indebtedness which has not been incurred in the normal course of business (it being acknowledged that any debt which has arisen in the ordinary course of business between the Company and CML shall not be required to be discharged on the Completion Date, but in the normal course) is repaid or otherwise discharged and the Seller undertakes to indemnify and keep indemnified the Company against all losses or liabilities which it may suffer or incur as a result of the Seller’s or the Company’s failure to do so;

(c)	procure that a board meeting of the Company is held at which the matters identified in Part 2 of Schedule 2 are carried out or that such matters are otherwise approved by the board of the Company; and

(d)	deliver any other documents referred to in this agreement as being required to be delivered by the Seller.

5.3	At Completion the Buyer shall:

(a)	pay the Completion Payment in cash by telegraphic transfer to the Seller;

(b)
deliver to the Seller a certified copy of the resolution adopted by the board of directors of the Buyer authorising the Transaction and the execution and delivery by the officers specified in the resolution of this agreement, and any other documents referred to in this agreement as being required to be delivered by it;

(c)	deliver to the Seller any other documents referred to in this agreement as being required to be delivered by the Buyer;

(d)	deliver to the Seller an original of the Transition Services Agreement between the Company and CML in the agreed form duly executed by the Company;

(e)	deliver to the Seller an original of the Lease between the Seller, the Company and the Buyer in the agreed form duly executed by the Company and the Buyer;

(f)	deliver to the Seller an original of the Sub Lease between the Company and CML in the agreed form duly executed by the Company;

(g)	deliver to the Seller an original of the Trademark Licence Agreement between the Company and the Guarantor in the agreed form duly executed by the Company;

(h)	deliver to the Seller an original of the Trademark Licence Agreement between the Company and CML in the agreed form duly executed by the Company; and

(i)	deliver to the Seller an original of the note in the agreed form duly executed by the Buyer in satisfaction of the Sterling Consideration.

5.4
As soon as reasonably practicable after Completion the Seller shall send to the Buyer (at the Buyer´s registered office for the time being) all records, correspondence, documents, files, memoranda and other papers belonging to the Company not required to be delivered at Completion and which are not kept at any of the properties used by the Company.

5.5	The Seller shall pay to the Buyer within 5 Business Days of demand by the Buyer a sum equal to 0.5% of the Sterling Consideration (as adjusted, if applicable, in accordance with clause 5.7).

5.6
The Seller shall pay to the Buyer or the Company within 5 Business Days of demand by the Buyer an amount equal to the professional costs (including counsel’s fees) and expenses reasonably incurred by the Company in connection with the proposed reduction in the Company’s share premium account for the purposes of creating distributable reserves of the Company such costs not to exceed £20,000 (excluding VAT if payable) without the Seller’s consent (such consent not to be unreasonably withheld or delayed). The Buyer shall provide to the Seller copies of all relevant invoices if requested by the Seller.

5.7
In the event that the net amount due to the Company by members of the Seller’s Group as at 2359hrs GMT on 17 November 2006 as recorded in the accounting records of the Company is more or less than the amount of the Receivable the Seller and the Buyer agree that the amount of the Receivable and the amount of the Sterling Consideration shall be adjusted so that they both equal such net amount and the Notes in the agreed form shall be amended accordingly.

5.8
It is recognised that the Working Capital is likely to be less than £2,467,000. The Seller shall therefore within 4 Business Days following the Completion Date pay to the Buyer the sum of £370,000 on account of monies which are anticipated to be due pursuant to paragraph 8 (b) of Schedule 6 hereof. No interest will be payable on such sum of ££370,000 for the period of 4 Business Days referred to above.

5.9
The Seller will procure that there shall be repaid to the Company as soon as reasonably practicable following Completion and in any event within 4 Business Days of Completion any sums which have been swept by Bank of America from the Company's bank accounts after 2359hrs on Friday 17 November 2006.

6.	Warranties

6.1	The Buyer is entering into this agreement on the basis of, and in reliance on, the Warranties.

6.2	The Seller warrants to the Buyer that each Warranty is true on the date of this agreement except as Disclosed.

6.3
Warranties qualified by the expression so far as the Seller is aware or to the Seller’s knowledge (or any similar expression) are deemed to be given to the best of the knowledge, information and belief of the Seller after it has made all reasonable enquiries.

6.4
Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this agreement; provided, however, that notwithstanding any provision in this agreement to the contrary, any matter Disclosed for any purpose shall be deemed Disclosed for all purposes to the extent that such disclosure amounts to a fair disclosure.

6.5
The Seller waives and may not enforce any right which he may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the Company or its officers or employees in enabling the Seller to give the Warranties or to prepare the Disclosure Letter unless such right arises as a result of fraud or deliberate non-disclosure or dishonest deception.

6.6	The Seller and the Guarantor are each entering into this agreement on the basis of, and in reliance on, the Buyer’s Warranties.

6.7	The Buyer warrants to the Seller and the Guarantor that each Buyer’s Warranty is true on the date of this agreement.

7.	Limitations on claims

7.1	The definition and rules of interpretation in this clause apply in this agreement.

Claim: a claim for breach of any of the Warranties, the Tax Warranties, the Tax Covenant or this Agreement

7.2	The Seller is not liable for a Claim to the extent that the Claim relates to matters Disclosed.

7.3
The Seller is not liable for a Claim unless the Buyer has given the Seller notice in writing of the Claim, summarising the nature of the Claim as far as it is known to the Buyer and the amount claimed, within the period of two years beginning with the Completion Date except that the period in which the Buyer may make a Claim in respect of the Tax Warranties or the Tax Covenant shall be seven years beginning with the Completion Date.

7.4	Nothing in clause 7 applies to a Claim that arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by the Seller, its agents, officers or advisers.

7.5
The aggregate liability of the Seller in respect of all Claims notified in accordance with clause 7.3 on or prior to the date which is 6 months after the Completion Date shall not exceed an amount equal to 100% (one hundred per cent.) of the Purchase Price. The aggregate liability of the Seller in respect of all Claims notified after the date which is 6 months after the Completion Date but within the period of two years beginning with the Completion Date (other than Claims under clause 7.14 (“Environment Claims”)) shall not exceed an amount equal to “A” minus “B”, where “A” equals 50% (fifty per cent.) of the Purchase Price and “B” equals the aggregate liability (if any) of the Seller in respect of all Claims notified on or prior to the date which is 6 months after the Completion Date (if any). The aggregate liability of the Seller in respect of all Environment Claims notified in accordance with clause 7.3 after the date which is 6 months after the Completion Date but within the period of two years beginning with the Completion Date shall not exceed an amount equal to “C” minus “D”, where “C” equals 100% (one hundred per cent.) of the Purchase Price and “D” equals the aggregate liability (if any) of the Seller in respect of all other Claims notified within the period of two years beginning with the Completion Date (if any). Subject to Clause 7.4, in no circumstances shall the aggregate liability of the Seller in respect of Claims (whenever notified) exceed an amount equal to 100% (one hundred per cent.) of the Purchase Price.

7.6	No amount shall be payable by the Seller in respect of any Claim unless and until:

(a)
the liability for that individual Claim exceeds £20,000 (twenty thousand pounds) but provided always that individual Claims arising out of the same subject matter fact or circumstances shall be aggregated for this purpose; and

(b)
the aggregate cumulative liability of the Seller in respect of all such Claims exceeds £50,000 (fifty thousand pounds) in which case the Seller shall be liable for both the initial £50,000 (fifty thousand pounds) and the excess.

7.7	No Claim shall be admissible and the Seller shall not be liable under any Claim:

(a)	to the extent that provision, reserve or allowance has been made in the Management Accounts or the Accounts in respect thereof; or

(b)	to the extent that such liability arises or is increased as a result of any change or changes in legislation after Completion (primary or delegated) and whether or not with retrospective effect; or

(c)
to the extent that such liability occurs or arises as a result of or is otherwise attributable wholly or partly to any voluntary act, transaction or omission of the Company or the Buyer or their respective directors, employees or agents on or after Completion (including any act, transaction or omission which does or might reasonably be expected to subject the Company to a greater risk of enforcement action or any investigation under Environmental Law) otherwise than:

(i)	in the ordinary and proper course of business; or

(ii)	pursuant to a legally binding commitment created on or before Completion by the Company; or

(d)	to the extent that any Claim or the subject matter thereof has been or is made good or is otherwise compensated for (otherwise than by the Buyer or any member of the Buyer´s Group); or

(e)
to the extent that the matter to which it relates is recovered by the Company from its insurers save that the Seller hereby agrees to pay any increases in insurance costs shown to be directly related to such Claim but only to the extent that such increase is shown to amount to a sum greater than that figure set out in clause 7.6 (a) per annum ; or

(f)
if a Claim results from or is increased or extended by the change of the accounting reference date of the Company on Completion or any subsequent change thereafter or by any change in the accounting policies of the Company after Completion unless such change is necessary to comply with generally accepted accounting principles subsisting at Completion; or

(g)	to the extent that the Buyer has actual knowledge at the date of this Agreement of a matter which it is aware would enable a Claim to be brought.

7.8
In assessing the liability of the Seller in respect of any Claim there shall be taken into account any benefit (including Taxation benefit) accruing to the Buyer or the Company solely and directly as a consequence of the matter or circumstances giving rise to the Claim.

7.9
The Buyer shall not be entitled to recover any sum more than once in respect of any claim under the Warranties or the Tax Covenant or otherwise obtain reimbursement more than once in respect of any loss which arises out of the same act, matter or thing to the extent that the Buyer has already made a recovery or obtained reimbursement under the Warranties or the Tax Covenant in respect of that act, matter or thing.

7.10
Where the Buyer and/or the Company is/are at any time entitled to recover from some other person any sum in respect of any matter giving rise to a Claim the Buyer shall and shall procure that the Company shall take all reasonable steps to enforce such recovery prior to taking any action against the Seller (other than notifying the Seller of the Claim) and in the event that the Buyer or the Company shall recover any amount from such other person the amount of the Claim against the Seller shall be reduced by the amount recovered less all costs and expenses reasonably incurred by the Buyer or the Company in recovering that sum from such other person.

7.11
If the Seller or the Guarantor pays at any time to the Buyer or to the Company an amount pursuant to a Claim or the Company subsequently becomes entitled to recover from some other person any sum in respect of any matter giving rise to such Claim, the Buyer shall and shall procure that the Company shall take all reasonable steps to enforce such recovery and shall, as soon as reasonably practicable, repay to the Seller or the Guarantor (as the case may be) so much of the amount paid by it to the Buyer or the Company as does not exceed the sum recovered from such other person less all costs and expenses reasonably incurred by the Buyer or the Company in recovering that sum from such other person.

7.12
The Parties acknowledge and agree that for the purposes of clause 7.10 and 7.11 hereof in taking “all reasonable steps” neither the Company nor the Buyer shall be required to institute legal proceedings against any of the top five customers identified pursuant to schedule 3 paragraph 11.

7.13
The provisions of this clause 7 shall apply, in relation to claims made by the Seller in respect of the Buyer’s Warranties mutatis mutandis but with the substitution of the word Seller with Buyer, Buyer with Seller and Claim with the words claim under the Buyer’s Warranties.

7.14
The parties agree and acknowledge that the Seller shall remain liable to comply with any notice served or requirement made by any competent authority under any Environmental Law or rules of common law applicable from time to time to the Property in respect of any matter, event or circumstance arising as a result of the use and/or operation of the Property prior to the date hereof and that the Seller shall indemnify the Buyer against all actions, proceedings, costs, claims, demands or liabilities whatsoever, howsoever arising as a result of any pollution or contamination, whatsoever or such matters, event or circumstance prior to the date hereof. The Seller’s liability under this clause 7.14 is subject to all of the provisions of this clause 7 relating to Claims.

8.	Conduct of claims

8.1
If either the Buyer or the Company become aware of a matter which they reasonably consider might give rise to a Claim (other than a Claim in respect of Tax to which the provisions of paragraph 9 of the Tax Covenant shall apply) or the Seller becomes aware of a matter which it reasonably considers might give rise to a claim pursuant to the Buyer’s Warranties then such party:

(a)
shall (or, in the case of the Buyer, shall procure that the Company shall) as soon as reasonably practicable give notice to the Seller or the Buyer as the case may be of the matter and shall consult with the Seller or the Buyer as the case may be with respect to such matter but such notice shall not be a condition precedent to the liability of the Seller or the Buyer as the case may be;

(b)
shall provide to the Seller or the Buyer as the case may be and its advisers reasonable access (at reasonable hours and with reasonable prior notice having been given) to premises and personnel and to relevant assets, documents and records within the Buyer´s or the Seller’s Group (as the case may be) for the purposes of investigating the matter;

(c)	(at the requesting party’s cost) may take copies of the documents or records, and photograph the premises or assets, referred to in clause 8.1(b);

(d)
subject to the following provisions of this clause 8 and clause 7.12, shall (and in the case of the Buyer shall procure that the Company shall) take such action and give such information and assistance in connection with the affairs of the Buyer or the Company or the Seller as the requesting party may reasonably request in writing to negotiate, avoid, dispute, resist or defend against the matter;

(e)	shall indemnify the other party against all costs and expenses reasonably incurred by that other party or any member of such party’s Group in complying with their obligations under this clause 8.

8.2	The Buyer and, as the case may be, the Seller shall not be obliged to take or procure the taking of any of the following actions pursuant to its obligations contained in clause 8.1(d):

(a)
the submission of any proposal to settle or compromise the relevant matter made by the Seller or the Buyer (as the case may be) of which the Buyer (or the Seller as the case may be) (acting reasonably) does not approve;

(b)
agreeing to the settlement or compromise of any claim or any proposal for the same which is likely to affect the future liability of the Company, the Buyer or any member of the Buyer´s Group or the Seller or any member of the Seller’s Group unless the Seller (or the Buyer as the case may be) indemnifies the Buyer (or the Seller as the case may be), or the Company or the relevant member of the Buyer´s Group or the Seller’s Group (as the case may be) against any such future liability;

(c)
complying with any unreasonable instruction of the Seller or the Buyer as the case may be or taking any action or procuring the taking of any action which the Buyer or the Seller (as the case may be) considers (acting reasonably) to be onerous or prejudicial to the Buyer or any member of the Buyer´s Group or the Seller or any member of the Seller’s Group (as the case may be).

8.3
If a Party does not request the other to take action pursuant to clause 8.1(d) or shall fail to indemnify the other Party or the Company concerned in accordance with clause 8.1(e) within 14 days of the written notice to the Seller (or the Buyer as the case may be) served in accordance with clause 8.1(a) the Buyer (or the Seller as the case may be) or the Company shall be free to pay or settle the relevant matter on such terms as it may in its absolute discretion think fit.

8.4
Any Claim or claim under the warranties given by the Buyer shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn and waived at the expiration of twelve months from the date of giving notice of such Claim (or claim under the Buyer’s Warranties) unless legal proceedings in respect thereof have been commenced by the other party by issuing and serving such proceedings on the Seller (or the Buyer as the case may be) and the loss giving rise to any such Claim (or claim under the warranties given by the Buyer) which shall be so deemed withdrawn and waived shall not be capable of being the subject of a further Claim (or claim under the Buyer’s Warranties).

8.5
The Seller acknowledges that if any Warranty is breached or proves to be untrue or misleading or if a Claim is made and in assessing the loss to the Company or the Buyer all costs and expenses reasonably and properly incurred by the Buyer or the Company as a result of such breach or of the Warranty being untrue or misleading shall be taken into account and form part of any Claim.

8.6
Notwithstanding any failure by the Buyer to notify the Seller or of the Seller to notify the Buyer (as the case may be) pursuant to clause 8.1(a) the Buyer (or the Seller as the case may be) shall not (and shall procure, only in the case of the Buyer, that the Company shall not) settle or compromise any such claim or make any admission of liability without the prior written consent of the Seller or the Buyer (as the case may be) (which shall not be unreasonably withheld or delayed).

8.7
If any Claim (or claim under the warranties given by the Buyer) shall arise by reason of some liability which, at the time the Claim (or claim under the Buyer’s Warranties) is notified to the Seller (or the Buyer as the case may be), is contingent only, the Seller (or the Buyer as the case may be) shall not be under any obligation to make any payment in respect of such Claim (or claim under the Buyer’s Warranties) unless and until the contingent liability crystallises as an actual liability. Provided that such Claim shall have been notified to the Seller or the Buyer (as the case may be) in accordance with clause 7.3 then clause 8.4 shall be amended in relation to such Claim (or claim under the Buyer’s Warranties) so as to require that legal proceedings be commenced within twelve months from the date on which the said liability ceases to be contingent or becomes capable of being quantified, as the case may be.

8.8	Nothing in this agreement shall be deemed to relieve the Buyer or of the Seller (as the case may be) from any duty to mitigate any loss or damage incurred by it.

9.	Tax covenant

9.1	The provisions of Schedule 4 apply with effect from Completion.

10.	Working capital statement

The Working Capital Statement shall be prepared and agreed or determined in accordance with Schedule 6.

11.	Restrictions on Seller

11.1	The Seller and the Guarantor covenant with the Buyer that each of them shall not and in the case of the Guarantor shall procure that none of its Subsidiaries shall:

(a)
at any time during the period beginning on the Completion Date and ending upon the earlier to occur of (i) the date which is 2 years from and after the Completion Date, and (ii) the date of a Change in Control in the United Kingdom of Great Britain and Northern Ireland or the European Economic Area and Switzerland, directly or indirectly for its own or another’s account or benefit carry on or be employed, engaged or interested in any part of the Business as the Business was carried on at the Completion Date; or

(b)
at any time during the period of one year beginning with the Completion Date, attempt to entice away from the Company any individual who is at the time of the attempt, and was at the Completion Date, employed or directly engaged in an executive or managerial position with the Company; or

(c)	at any time after Completion, except as otherwise permitted by the Buyer or its Affiliates under this agreement or otherwise, use in the course of any business:

(i)	any trade or service mark, business or domain name, design or logo the rights to which, at Completion, were owned by the Company; or

(ii)	anything which is likely to be confused with such words, mark, name, design or logo.

11.2
The covenants in this clause 11 are intended for the benefit of the Buyer and apply to actions carried out by the Seller and the Guarantor in any capacity and whether directly or indirectly, on the Seller´s or the Guarantor´s own behalf, on behalf of any other person or jointly with any other person.

11.3
Each of the covenants in this clause 11 is a separate undertaking and shall be enforceable by the Buyer separately and independently of its right to enforce any one or more of the other covenants contained in this clause 11. Each of the covenants in this clause 11 is considered fair and reasonable by the parties, but if any restriction is found to be unenforceable, but would be valid if any part of it were deleted or the period or area of application reduced, the restriction shall apply with such modifications as may be necessary to make it valid and enforceable.

11.4	The consideration for the undertakings contained in this clause 11 is included in the Purchase Price.

12.	Guarantee

12.1
In consideration of the Buyer entering into this agreement, the Guarantor, at the request of the Seller, unconditionally and irrevocably guarantees as a primary obligation to the Buyer and its permitted assignees the due and punctual performance and observance by the Seller of all the Seller´s obligations and restrictions, and the punctual discharge by the Seller of all the Seller´s liabilities to the Buyer, arising under this agreement and under the Tax Covenant provided, however, that all limitations and defences available to the Seller shall apply to such obligation of the Guarantor.

12.2
If the Seller defaults in the payment when due of any amount payable to the Buyer under this agreement, the Guarantor shall, immediately on written demand by the Buyer, unconditionally pay that amount to the Buyer in the manner prescribed in this agreement as if it were the Seller.

12.3
This guarantee is a continuing guarantee and shall extend to the ultimate balance of sums payable by the Seller under this agreement, regardless of any intermediate payment or discharge in whole or in part. It shall not be affected by any act, omission, matter or thing which, but for this clause 12.3, would reduce, release or prejudice any of the Guarantor´s obligations under this clause 12 (without limitation and whether or not known to it or the Buyer).

12.4
If any payment by the Seller, or any discharge given by the Buyer, is avoided or reduced as a result of insolvency or any similar event, the liability of the Seller and Guarantor shall continue as if the payment, discharge, avoidance or reduction had not occurred.

12.5
The obligations of the Guarantor shall be in addition to and independent of all other security which the Buyer may at any time hold in respect of any of the obligations of the Seller under this agreement.

13.	Confidentiality and announcements

13.1
The Seller and the Guarantor undertake to the Buyer to keep confidential the terms of this agreement and all information which it has acquired about the Company and the Buyer´s Group (as such Group is constituted immediately before Completion) and to use the information only for the purposes contemplated by this agreement.

13.2
The Buyer undertakes to the Seller and the Guarantor to keep confidential the terms of this agreement and all information that it has acquired about the Seller and the Seller’s Group (other than the Company) and to use the information only for the purposes contemplated by this agreement.

13.3	The Buyer does not have to keep confidential or restrict its use of information about the Company after Completion.

13.4	A party does not have to keep confidential or to restrict its use of:

(a)	information that is or becomes public knowledge other than as a direct or indirect result of a breach of this agreement; or

(b)	information that it receives from a source not connected with the party to whom the duty of confidence is owed that it acquires free from any obligation of confidence to any other person; or

(c)	information that it independently develops without otherwise violating the terms of this clause 13.

13.5	Any party may disclose any information that it is otherwise required to keep confidential under this clause 13:

(a)
to such persons as the disclosing party, acting reasonably and in good faith, deems reasonably necessary if the disclosing party procures that the people to whom the information is disclosed first enter into a non-disclosure agreement in a customary form and that such people keep the information confidential in accordance with the terms of such agreement; or

(b)	with the written consent of all the other parties; or

(c)	to confirm that the sale has taken place and the date of the sale (but without otherwise revealing any other items of sale or making any other announcement); or

(d)
to members and shareholders of its Group if the disclosing party procures that the people to whom the information is disclosed keep the information confidential and otherwise comply with the provisions of this clause as if they were bound by them; or

(e)
to bona fide third party purchasers of the entire issued share capital of the Seller or the Buyer or members of their Group if the disclosing party procures that the people to whom the information is disclosed first enter into a non-disclosure agreement in a customary form and that such people keep the information confidential in accordance with the terms of such agreement; or

(f)	to the extent that the disclosure is required:

(i)	by law; or

(ii)	by a regulatory body, Taxation Authority or securities exchange; or

(iii)	to make any filing with, or obtain any authorisation from, a regulatory body, Taxation Authority or securities exchange; or

(iv)	under any arrangements in place under which negotiations relating to terms and conditions of employment are conducted; or

(v)	to protect the disclosing party´s interest in any legal proceedings; or

(g)	after the expiry of a period of 10 years from the Completion Date but shall use reasonable endeavours to consult the other parties and to take into account any reasonable requests they may have in relation to the disclosure before making it.

13.6
Each party shall supply any other party with any information about itself, its Group or this agreement as such other party may reasonably require for the purposes of satisfying the requirements of a law, regulatory body or securities exchange to which such other party is subject.

14.	Further assurance

During the period which is one year from and after Completion, the Buyer and the Seller shall (at their own expense) promptly execute and deliver all such documents, and do all such things, as the other party may require for the purpose of giving full effect to the provisions of this agreement.

15.	Provision of Assistance by the Company

15.1
The Buyer undertakes to the Seller that it will procure that the Company will make available during normal business hours and on reasonable notice (and shall use its reasonable endeavours to procure that the auditors of the Company make available) to the Seller, its advisers and its agents, all such information and assistance (including access to properties and any of the Company´s books, correspondence or other documents or records and the right to copy the same and making available employees and directors to give assistance in each case during normal business hours and on reasonable notice) as may reasonably be required by the Seller in connection with the preparation of the Seller´s audited accounts and corporation tax computations for the year ending 31 December 2006.

16.	Assignment

16.1	Except as otherwise provided herein, no party may assign, or grant any Encumbrance or security interest over, any of its rights under this agreement or any document referred to in it.

16.2	Each party that has rights under this agreement is acting on its own behalf.

16.3	The Buyer may assign its rights under this agreement (or any document referred to in this agreement) but not its obligations to a member of its Group (Permitted Assignor).

16.4
In the event of any Permitted Assignor itself subsequently becoming the subject of a sale or transfer other than to a Permitted Assignor then the Buyer shall procure that the rights assigned under this agreement are assigned to a Permitted Assignor prior to the completion of any such sale or transfer. For the avoidance of doubt nothing in this Agreement shall restrict or prohibit the ability of the Purchaser or the Company to deal with the Sale Shares or any assets of the Company.

17.	Entire Agreement

17.1
This agreement (including the schedules to it) and any documents in the agreed form and the Disclosure Letter (Acquisition Documents) constitute the entire agreement between the parties with respect to the subject matter of this agreement.

17.2	Except for any misrepresentation or breach of warranty which constitutes fraud:

(a)
the Acquisition Documents supersede and extinguish all previous agreements between the parties relating to the subject matter thereof and any representations and warranties previously given or made other than those contained in the Acquisition Documents;

(b)
each party acknowledges to the other (and shall execute the Acquisition Documents in reliance on such acknowledgement) that it has not been induced to enter into any such documents by nor relied on any representation or warranty other than the warranties contained in such documents;

(c)
each party hereby irrevocably and unconditionally waives any right it may have to claim damages or to rescind this agreement or any of the other Acquisition Documents by reason of any misrepresentation and/or warranty not set forth in any such document;

(d)	no breach of this agreement shall in any event give rise to a right on the part of the Buyer to rescind or terminate this agreement; and

(e)
the Buyer has no rights against and may not make a claim against any employee, director (save to the extent that such claim arises from any matters not disclosed in their letters of resignation, in the agreed form), agent or adviser of any member of the Seller´s Group on whom it may have relied before entering into this agreement.

17.3	Each of the parties acknowledges and agrees for the purposes of the Misrepresentation Act 1967 and the Unfair Contract Terms Act 1977 that the provisions of this clause 17 are reasonable.

18.	Variation and Waiver

18.1	Any variation of this agreement shall be in writing and signed by or on behalf of each party.

18.2
Any waiver of any right under this agreement is only effective if it is in writing and signed by the waiving or consenting party and it applies only in the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying in a different instance or occurrence on the provision it has waived.

18.3
No failure to exercise or delay in exercising any right or remedy provided under this agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.

18.4	No single or partial exercise of any right or remedy under this agreement shall preclude or restrict the further exercise of any such right or remedy.

18.5	Unless specifically provided otherwise, rights arising under this agreement are cumulative and do not exclude rights provided by law.

19.	Costs

19.1	All costs in connection with the negotiation, preparation, execution and performance of this agreement, and any documents referred to in it, shall be borne by the party that incurred the costs.

20.	Notice

20.1	A notice given under this agreement:

(a)	shall be in writing in the English language (or be accompanied by a properly prepared translation into English);

(b)
shall be sent for the attention of the person, and to the address or fax number, specified in this clause 20 (or such other address, fax number or person as each party may notify to the others in accordance with the provisions of this clause 20); and

(c)	shall be:

(i)	delivered personally; or

(ii)	sent by fax; or

(iii)	sent by pre-paid first-class post or recorded delivery; or

(iv)	(if the notice is to be served by post outside the country from which it is sent) sent by airmail.

20.2	The addresses for service of notice are:

(a)	In the case of the Seller or the Guarantor, Katy Industries, Inc.

(i)	address: 2461 South Clark Avenue, Suite 630, Arlington, Virginia 22022

(ii)	for the attention of: Amir Rosenthal, CFO

(iii)	fax number: +1 (703) 236-3170

(b)	In the case of the Buyer:

(i)	address: Keter, 2 Sapir St Industrial Area, Herzelia, 46852 Israel

(ii)	for the attention of: Nir Palistrant

(iii)	fax number:972-9-9554990 or +97299568314

20.3	A notice is deemed to have been received:

(a)	if delivered personally, at the time of delivery; or

(b)	in the case of fax, at the time of transmission; or

(c)	in the case of pre-paid first class post or recorded delivery, two Business Days from the date of posting; or

(d)	in the case of airmail, 5 Business Days from the date of posting; or

(e)
if deemed receipt under the previous paragraphs of this clause 20.3 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), when business next starts in the place of receipt.

20.4
To prove service, it is sufficient to prove that the notice was transmitted by fax to the fax number of the party or, in the case of post, that the envelope containing the notice was properly addressed and posted.

21.	Interest on Late Payment

21.1
Where a sum is required to be paid under this agreement but is not paid before or on the date the parties agreed, the party due to pay the sum shall also pay an amount equal to interest on that sum for the period beginning with that date and ending with the date the sum is paid (and the period shall continue after as well as before judgment). For purposes of clarification, the term “required to be paid under this agreement” shall not include (i) any amounts which are the subject of a dispute among the parties hereto or (ii) amounts payable in respect of a Claim, unless and until such amount is agreed among the parties to be due and owing or after final resolution of such Claim.

21.2	The rate of interest shall be 3% per annum above the base lending rate for the time being of Barclays Bank Plc. Interest shall accrue on a daily basis and be compounded quarterly.

21.3	This clause 21 is without prejudice to any claim for interest under the law.

22.	Severance

22.1
If any provision of this agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

22.2
If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

23.	Agreement Survives Completion

This agreement (other than obligations that have already been fully performed) remains in full force after Completion.

24.	Third Party Rights

24.1	Save as set out herein, a person who is not a party to this agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.

24.2	This agreement and the documents referred to in it are made for the benefit of the parties and Permitted Assignors and are not intended to benefit, or be enforceable by, anyone else.

24.3
Each party represents to the other that their respective rights to agree to any amendment, variation, waiver or settlement under this agreement are not subject to the consent of any person that is not a party to this agreement.

25.	Counterparts

This agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

26.	Language

If this agreement is translated into any language other than English, the English language text shall prevail.

27.	Governing Law and Jurisdiction

27.1	This agreement and any disputes or claims arising out of or in connection with its subject matter are governed by and construed in accordance with the law of England.

27.2	The parties irrevocably agree that the courts of England have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Schedule 1	Particulars of the Company

Name:	Contico Europe Limited
Registration number:	04992337
Registered office:	Cardew Way Redruth Cornwall TR15 1ST
Authorised share capital:	Amount: £1,000 Divided into: 1,000 ordinary shares of £1 each
Issued share capital:	Amount: £10 Divided into: 10 ordinary shares of £1 each
Registered shareholder (and number of Sale Shares held):	CEH Limited (all of the Sale Shares)
Beneficial owner of Sale Shares (if different) and number of Sale Shares beneficially owned:	CEH Limited (all of the Sale Shares)
Directors and shadow directors:	T Mathers C Lacovara C Anderson A Castor K Mills
Secretaries:	A Elkins Amir Rosenthal
Auditors:	PricewaterhouseCoopers LLP
Registered Charges:	Guarantee and debenture dated 20th April 2004 made between, inter alios, the Company and Fleet National Bank, London U.K. branch

Schedule 2	Completion

Part 1.	What the Seller shall deliver to the Buyer at Completion

1.	At Completion, the Seller shall deliver or cause to be delivered to the Buyer the following documents and evidence :

(a)	transfers of the Sale Shares executed by the registered holder in favour of the Buyer;

(b)	the share certificates for the Sale Shares in the name of the registered holder or an indemnity in the agreed form for any lost certificates;

(c)	the waivers, consents and other documents required to enable the Buyer to be registered as the holder of the Sale Shares;

(d)
an irrevocable power of attorney in agreed form given by the Seller in favour of the Buyer to enable the beneficiary (or its proxies) to exercise all voting and other rights attaching to the Sale Shares before the transfer of the Sale Shares is registered in the register of members;

(e)	the original of any power of attorney under which any document to be delivered to the Buyer under this paragraph 1 has been executed;

(f)
in relation to the Company, the statutory registers and minute books (written up to the time of Completion), the common seal, certificate of incorporation and any certificates of incorporation on change of name;

(g)
the written resignation, executed as a deed and in the agreed form, of the directors (other than T Mathers) and A Rosenthal as joint secretary of the Company from their offices and employment with the Company;

(h)	a certified copy of the minutes of the board meetings held or resolutions approved pursuant to Part 2 of this Schedule 2;

(i)	in relation to the Company:

(i)	statements from each bank at which the Company has an account, giving the balance of each account at the close of business on the last Business Day before Completion;

(ii)	all cheque books in current use and written confirmation that no cheques have been written since those statements were prepared;

(iii)	details of its cash book balances; and

(iv)	reconciliation statements reconciling the cash book balances and the cheque books with the bank statements delivered;

(j)	evidence that any indebtedness of the Company to banks or other financial institutions has been discharged;

(k)	all charges, mortgages, debentures and guarantees to which the Company is a party and, in relation to each such instrument and any covenants connected with it a sealed discharge or release in the agreed form;

(l)	certified copy of the resolution adopted by the board of directors of the Seller authorising and approving the Transaction;

(m)	an original of the Transition Services Agreement between the Company and CML in the agreed form duly executed by CML;

(n)	an original of the Lease between the Seller, the Company and the Buyer in the agreed form duly executed by the Seller;

(o)	an original of the Sub-Lease between the Company and CML in the agreed form duly executed by CML;

(p)
an original of the Trademark Assignment Letter between Continental Commercial Products, LLC and the Company in the agreed form duly executed by Continental Commercial Products, LLC (Trademark Assignment Letter); and

(q)
a certified true copy of a full release of security interest in respect of the trademark which are the subject of the Trademark Assignment Letter in the agreed form duly executed by Bank of America N.A.;

(r)	an original of the Trademark Licence Agreement between the Company and the Guarantor in the agreed form duly executed by the Guarantor;

(s)	an original of the Trademark Licence Agreement between the Company and CML in the agreed form duly executed by CML;

(t)	a form of election under section 569 of CAA 2001 in respect of the Property executed by the Seller and containing all information required under section 569 of CAA 2001 to validly make such election;

(u)	A form of election under section 198 CAA 2001 in respect of the plant and machinery duly containing all information required and duly executed by the Seller and the Company; and

         (v) an original of the note in respect of the Receivable in the agreed form duly executed by the Seller.

Part 2.	Matters for the board meeting at Completion

           1. The Seller shall cause a board meeting of the Company to be held at Completion at which the matters set out in this Part 2 of this Schedule 2 shall take place.

2.	A resolution to register the transfer of the Sale Shares shall be passed at such board meeting of the Company, subject to the transfer being stamped at the cost of the Buyer.

3.
All directors, (other than T Mathers) and A Rosenthal as joint secretary of the Company shall resign from their offices and employment with the Company with effect from the end of the relevant board meeting.

4.
The persons the Buyer nominates shall be appointed as directors of the Company (but not exceeding any maximum number of directors contained in the Company´s articles of association). The appointments shall take effect at the end of the board meeting.

5.	All the existing instructions and authorities to bankers shall be revoked and replaced with new instructions and authorities to those banks in the form the Buyer requires.

6.	The address of the registered office of the Company shall be changed to the address required by the Buyer.

7.	The accounting reference date of the Company shall be changed to the date required by the Buyer.

Schedule 3	Warranties

Part 1.	General warranties

1.	Power to sell the company

1.1	The Seller has taken all necessary action and has all requisite power and authority to enter into and perform this agreement in accordance with its terms and the other documents referred to in it.

1.2
This agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Seller in the terms of the agreement and such other documents.

1.3	Compliance with the terms of this agreement and the documents referred to in it shall not breach or constitute a default under any of the following:

(i)	any agreement or instrument to which the Seller is a party or by which it is bound; or

(ii)	any order, judgment, decree or other restriction applicable to the Seller.

2.	Shares in the company

2.1	The Sale Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid.

2.2	The Seller is the sole legal and beneficial owner of the Sale Shares.

2.3	The Sale Shares are free from all Encumbrances.

2.4
No right has been granted to any person to require the Company to issue any share capital and no Encumbrance has been created in favour of any person affecting any unissued shares or debentures or other unissued securities of the Company.

2.5
No commitment has been given to create an Encumbrance affecting the Sale Shares (or any unissued shares or debentures or other unissued securities of the Company) or for the Company to issue any share capital and no person has notified the Company of any claim to be entitled to any rights in connection with any of those things.

2.6	The Company:

(i)	does not hold or beneficially own, nor has it agreed, nor has it ever agreed to acquire, any securities of any corporation;

(ii)	is not, nor has agreed to become, a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations);

(iii)	has not, outside its country of incorporation, any branch or permanent establishment; and

(iv)	has not allotted or issued any securities that are convertible into shares.

2.7	The Company has not at any time:

(i)	purchased, redeemed or repaid any of its own share capital; or

(ii)
given any financial assistance in connection with any acquisition of its share capital or the share capital of its holding company (as that expression is defined in section 736 of the Companies Acts) as it would fall within sections 151 to 158 (inclusive) of the Companies Acts.

2.8
All dividends or distributions declared, made or paid by the Company have been declared, made or paid in accordance with its memorandum, articles of association, the applicable provisions of the Companies Acts and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

3.	Constitutional and corporate documents

3.1
The copies of the memorandum and articles of association or other constitutional and corporate documents of the Company Disclosed to the Buyer or its advisers are true, accurate and complete in all respects and copies of all the resolutions and agreements required to be annexed to or incorporated in those documents by the law applicable are annexed or incorporated.

3.2	All statutory books and registers of the Company have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received.

3.3
All returns, particulars, resolutions and other documents which the Company is required by law to file with or deliver to any authority in any jurisdiction (including, in particular, the Registrar of Companies in England and Wales) have been correctly made up and filed or, as the case may be, delivered save where the failure to so file or deliver would not have a material adverse effect.

4.	information

4.1	The particulars relating to the Company set out in Schedule 1 are accurate and not misleading.

5.	Compliance with laws

The Company has at all times conducted its business materially in accordance with all applicable laws and regulations.

6.	Licences and consents

6.1
The Company has all licences, consents, permits and authorities necessary to carry on its business in the places and in the manner in which its business is now carried on, all of which are valid and subsisting.

6.2	The Company has not received notice of any reason why any of those licences, consents, permits and authorities should be suspended, cancelled, revoked or not renewed on the same terms.

7.	Insurance

7.1
To the Seller´s knowledge there are no outstanding claims under, or in respect of the validity of, any of the insurance policies maintained by or on behalf of the Company and so far as the Seller is aware, there are no circumstances likely to give rise to any claim under any of those policies.

7.2
To the Seller´s knowledge all such insurance policies are in full force and effect, are not void or voidable, nothing has been done or not done which could make any of them void or voidable and Completion will not terminate, or entitle any insurer to terminate, any such policy.

8.	Power of attorney

8.1	There are no powers of attorney in force given by the Company.

8.2	No person, as agent or otherwise, is entitled or authorised to bind or commit the Company to any obligation not in the ordinary course of the Company´s business.

8.3	The Disclosure Letter sets out details of all persons who have authority to bind the Company in the ordinary course of business.

9.	Disputes and investigations

9.1	Neither the Company nor any person for whom the Company is vicariously liable:

(i)
is engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any statutory or governmental body, department, board or agency (except for debt collection in the normal course of business); or

(ii)	to the Seller´s knowledge, is the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body.

9.2
To the Seller´s knowledge, no such proceedings, investigation or inquiry as are mentioned in paragraph 9.1 have been threatened or are pending and there are no circumstances likely to give rise to any such proceedings.

9.3
The Company is not affected by any existing or, to the Seller’s knowledge, pending judgments or rulings (save in respect of any ex-parte judgments of which it is unaware) and has not given any undertakings arising from legal proceedings to a court, governmental agency, regulator or third party.

10.	Defective products and services

10.1	The Company has not manufactured or sold any products which were, at the time they were manufactured or sold, in any material respect faulty or defective or did not materially comply with:

(i)	warranties or representations expressly made or implied by or on behalf of the Company; or

(ii)	all laws, regulations, standards and requirements applicable to the products.

10.2
No proceedings have been started or to the Seller´s knowledge are pending or have been threatened against the Company in which it is claimed that any products manufactured or sold by the Company are defective, not appropriate for their intended use or have caused bodily injury or material damage to any person or property when applied or used as intended.

11.	Customers and suppliers

11.1
In the 12 months ending with the date of this agreement, the business of the Company has not been materially affected in an adverse manner as a result of any one or more of the following things happening to the Company:

(i)
the loss of any of its top five customers ranked by reference to sales to the Company’s customers in the financial year ended 31 December 2005 (“Top Five Customers”) or top five suppliers ranked by reference to purchases from the Company’s suppliers in the financial year ended 31 December 2005 (“Top Five Suppliers”); or

(ii)	a reduction in trade with its Top Five Customers or in the extent to which it is supplied by any of its Top Five Suppliers; or

(iii)	a change in the terms on which it trades with or is supplied by any of the Top Five Customers or Top Five Suppliers.

11.2	The Disclosure Letter contains the names of and copies of the relevant agreements for the Top Five Customers.

12.	Competition

12.1	The definition in this paragraph applies in this agreement.

Competition Law: the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

12.2	The Company is not engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Competition Law of any jurisdiction in which the Company conducts business.

13.	Contracts

13.1	The definition in this paragraph applies in this agreement.

Material Contract: an agreement to which the Company is a party or is bound by and which is of material importance to the business, profits or assets of the Company.

13.2	Except for the agreements and arrangements Disclosed, the Company is not a party to or subject to any agreement which:

(i)	is a Material Contract; or

(ii)	contains a contractual right for the other party to terminate such agreement as a result of any Change of Control of the Company; or

(iii)	restricts the freedom of the Company to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit; or

(iv)	is not on arm´s length terms;

(v)	involves agency or distributorship; or

(vi)	involves partnership, joint venture, consortium, joint development, shareholders or similar arrangements; or

(vii)	requires the Company to pay any commission, finders fee, royalty or the like.

13.3
To the Seller´s knowledge, each Material Contract is in full force and effect and binding on the parties to it and the Company has not defaulted under or breached a Material Contract in any material respect and:

(i)	to the Seller´s knowledge, no other party to a Material Contract has defaulted under or breached such a contract; and

(ii)	to the Seller´s knowledge, no such default or breach by the Company or any other party is likely or has been threatened.

13.4
No notice of termination of a Material Contract has been received or served by the Company and to the Seller´s knowledge there are no grounds for determination, rescission, avoidance, repudiation or a material change in the terms of any such contract.

13.5
All contracts entered into or purportedly entered into by any member of the Seller’s Group and relating to the Business and the Company and Disclosed have been performed by the Company and the relevant counterparty has not objected to the same and has treated the Company for all purposes as the relevant contracting party.

14.	Transactions with the seller

14.1
Except in respect of trading in the ordinary course of business with CML there is no outstanding indebtedness or other liability (actual or contingent) and there is no outstanding contract or commitment between the Company and any of the following:

(i)	the Seller or any member of the Seller´s Group or any person Connected with the Seller; or

(ii)	any director of a member of the Seller´s Group or any person Connected with such a member or director.

14.2
Except in respect of trading in the ordinary course of business with CML neither the Seller, nor any person Connected with the Seller, is entitled to a claim of any nature against the Company or has assigned to any person the benefit of a claim against the Company to which the Seller or a person Connected with the Seller would otherwise be entitled.

15.	Finance and guarantees

15.1	Full particulars of all money borrowed by the Company (including full particulars of the terms on which such money has been borrowed) have been Disclosed.

15.2
No guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement has been given by or entered into by the Company or any third party in respect of borrowings or other obligations of the Company.

15.3	The total amount borrowed by the Company does not exceed any limitations on the borrowing powers contained:

(i)	in the memorandum and articles of association of the Company; or

(ii)	in any debenture or other deed or document binding on the Company.

15.4
The Company has no outstanding loan capital, or has not lent any money that has not been repaid, and there are no debts owing to the Company other than debts that have arisen in the normal course of business.

15.5	The Company has not:

(i)	factored any of its debts or discounted any of its debts or engaged in financing of a type which would not need to be shown or reflected in the Accounts; or

(ii)	waived any right of set-off it may have against any third party.

15.6	All debts (less any provision for bad and doubtful debts) owing to the Company reflected in the Accounts and all debts subsequently recorded in the books of the Company:

(i)	have arisen out of bona fide transactions in the ordinary course of business; and

(ii)	reflect actual transactions and/ or the granting of credit to customers in a manner consistent with past practices of the Company.

15.7
No indebtedness of the Company in the nature of borrowing is due and payable and no security over any of the assets of the Company is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise. The Company has received no notice in relation to any such indebtedness whose terms have not been fully complied with and/or carried out from any creditor requiring any payment to be made and/or stating that it intends to enforce any security which it may hold over the assets of the Company.

15.8
The Company has not given or entered into any guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement or is responsible for the indebtedness, or for the default in the performance of any obligation, of any other person.

15.9	The Company is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.

15.10
Particulars of the balances of all the bank accounts of the Company, showing the position as at the day immediately preceding the date of this agreement, have been Disclosed and the Company has no other bank accounts. Since those particulars were given, there have been no payments out of those accounts other than payments in the ordinary course of business.

15.11	A Change of Control of the Company will not result in:

(i)	termination of or material effect on any financial or, to the Seller’s knowledge, other agreement to which the Company is a party or subject; or

(ii)	any indebtedness of the Company becoming due, or capable of being declared due and payable, prior to its stated maturity.

16.	Insolvency

16.1	The Company:

(i)	is not insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986; and

(ii)	has not stopped paying its debts as they fall due.

16.2	No step has been taken to initiate any process by or under which:

(i)	the ability of the creditors of the Company to take any action to enforce their debts is suspended, restricted or prevented; or

(ii)
some or all of the creditors of the Company accept, by agreement or in pursuance of a court order, an amount less than the respective sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Company; or

(iii)	a person is appointed to manage the affairs, business and assets of the Company on behalf of the Company´s creditors; or

(iv)	the holder of a charge over the Company´s assets is appointed to control the business and assets of the Company.

16.3	In relation to the Company :

(i)	no administrator has been appointed;

(ii)	no documents have been filed with the court for the appointment of an administrator; and

(iii)
no notice of an intention to appoint an administrator has been given by the relevant company, its directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986).

16.4	No process has been initiated which could lead to the Company being dissolved and its assets being distributed among the Company´s creditors, shareholders or other contributors.

16.5	No distress, execution or other process has been levied on an asset of the Company.

17.	Assets

17.1
The Company is the full legal and beneficial owner of, and has good and marketable title to, all the assets included in the Accounts and any assets acquired since the Accounts Date except for those disposed of since the Accounts Date in the normal course of business and the freehold property which has been sold to the Seller or a member of the Seller’s Group.

17.2
None of the assets shown in the Accounts or acquired by the Company since the Accounts Date is the subject of any lease, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms or is the subject of any licence or factoring arrangement.

17.3
The Company is in possession and control of all the assets included in the Accounts or acquired since the Accounts Date and all other assets used by the Company, except for those in the possession of a third party in the normal course of business, those disposed of since the Accounts Date in the normal course of business and the freehold property which has been sold to the Seller or a member of the Seller’s Group.

17.4
None of the assets, undertakings or goodwill of the Company is subject to an Encumbrance, or to any agreement or commitment to create an Encumbrance, and to the Seller’s knowledge no person has claimed to be entitled to create such an Encumbrance.

18.	Condition of plant and equipment

18.1	The plant, machinery, equipment and vehicles used in connection with the Business are in a reasonable condition taking account of their age, fair wear and tear excepted.

19.	Property

      19.1 Interests in Property

(a)	Other than the Lease (when granted), the Company does not own, use, occupy or have any interest in or liability for or in respect of any land or buildings.

(b)
The Company has not owned, used, occupied or had any interest in or liability for or in respect of any land or buildings save that the Company has occupied the part of the Property not demised in the Sub-Lease for the purposes of the Business.

(c)	The particulars of the Property set out above are correct and not misleading.

(d)
The Company has disclosed to the Buyer true, complete and accurate copies of all documents in its possession (including documents in possession of Continental Commercial Products LLC (formerly known as Contico International LLC), the Seller and any member of the Company’s Group and any mortgagee) relating to the Property.

(e)	The Company has not entered into any agreement to acquire or dispose of any land or interest therein.

(f)	Save for the interest conferred by the Sublease, the Company is in physical possession and actual occupation of the Property on an exclusive basis for the purposes of the Business.

      19.2 Replies to Enquiries

The replies to enquires relating to the Property given by Denton Wilde Sapte (on behalf of the Seller) to the Buyer are true and accurate in all material respects.

      19.3 Other involvement in relation to real property

The Company has not at any time:-

(a)	had vested in it (whether as an original tenant or undertenant or as an assignee, transferee or otherwise) any freehold or leasehold properties other than the Property; or

(b)
given any covenant or entered into any agreement, deed or other document (whether as a tenant or undertenant or as an assignee, transferee, guarantor or otherwise) in respect of any freehold or leasehold properties other than those disclosed to the Buyer in writing in relation to those properties in respect of which any contingent or potential liability remains with the Company.

20.	Intellectual property

20.1	The definition in this paragraph applies in this agreement.

Intellectual Property Rights: means all right, title and interest in, to, and under all patents and design patents, rights to inventions, utility models, copyright, trade marks, service marks, trade, business and domain names, rights in trade dress or get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, technology design rights, rights in computer software, database rights, topography rights, moral rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world.

Trademarks: means the trademarks and domain name set forth in Part 1 of Schedule 5 together with the goodwill associated therewith to be assigned and transferred to the Buyer by Continental Commercial Products LLC (“CCP”) under the terms set forth in the Trademarks Assignment Letter.

Use: means use, sell, exploit, commercialize, modify, improve, utilize, license, transfer, assign, distribute and otherwise dispose of any of the Trademarks or any portion thereof.

20.2
Complete and accurate particulars are set out in Part 1 and Part 2 of Schedule 5 respectively of all registered Intellectual Property Rights (including applications for such rights) and material unregistered Intellectual Property Rights owned, used or held for use by the Company.

20.3
Complete and accurate particulars are set out in Part 3 and Part 4 of Schedule 5 respectively of all licences, agreements, authorisations and permissions (in whatever form and whether express or implied) under which:

(i)	the Company uses or exploits Intellectual Property Rights owned by any third party; or

(ii)	the Company has licensed or agreed to license Intellectual Property Rights to, or otherwise permitted the use of any Intellectual Property Rights by, any third party.

20.4
Except as set out in Part 3 and Part 4 of Schedule 5, the Company is the sole legal and beneficial owner of (or applicant for) the Intellectual Property Rights set out in Part 1 and Part 2 of Schedule 5, free from all Encumbrances. The Company has the sole right to bring actions for infringement of any Intellectual Property Rights set out in Part 1 and Part 2 of Schedule 5. The Company has not transferred, assigned or licensed any of its rights in any Intellectual Property Rights except as set out in Part 3 and Part 4 of Schedule 5. Except as set out in Part 3 and Part 4 of Schedule 5, there are no outstanding options, licenses, or agreements of any kind relating to the Intellectual Property Rights set out in Part 1 and Part 2 of Schedule 5, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property Rights of any other person or entity.

20.5
Part 1 and Part 2 of Schedule 5 contain details of all material Intellectual Property Rights required in order to carry on the Company’s activities and Business. The Intellectual Property Rights set out in Part 1 and Part 2 of Schedule 5 constitutes all of the intellectual property rights used by the Company in order to conduct the Business as currently conducted.

20.6
The Intellectual Property Rights set out in Part 1 and Part 2 of Schedule 5 are valid, subsisting and enforceable and nothing has been done or not been done by the Company as a result of which any of them has ceased or might cease to be valid, subsisting or enforceable. And in respect of such Intellectual Property Rights, to the Seller’s knowledge:

(i)	all application and renewal fees and other steps required for the maintenance or protection of such rights have been paid on time or taken;

(ii)
all material Intellectual Property Rights and confidential information (including know-how and trade secrets) owned or used by the Company has been kept confidential and has not been disclosed to third parties (other than parties who have signed written confidentiality undertakings in respect of such information, details of which are set out in the Disclosure Letter). The Company has not taken any action or, failed to take an action that directly or indirectly caused its Intellectual Property Rights and related confidential information to enter into the public domain or in any way affected its value or the Company’s absolute and unconditional ownership thereof;

(iii)
no mark, trade name or domain name identical or similar to any such rights and which is material to the business of the Company has been registered, or is being used by any person in the same or a similar business to that of the Company, in any country in which the Company or has registered or is using that mark, trade name or domain name, except as set forth in paragraph 20.6.1 below; and

(iv)
there are and have been no claims, challenges, disputes or proceedings, pending or threatened, which was not favourably resolved, in relation to the ownership, validity or use of such rights and none of Company nor any of their directors and officers has ever received any charge, complaint, claim, demand, or notice, which was not favourably resolved, alleging any interference, infringement, misappropriation or violation by the Company of any third party’s rights.

(v)
Seller owns U.S. Trademark Registration No. 1,448,359 for the trademark TUFF BOX for plastic tool boxes, granted July 21, 1987. On or about July 1, 2005, Seller became aware of use of the mark TUFF BOX in connection with utility and tool storage boxes by Sunshine Home Products of Cerritos, California (“Sunshine”). Seller has taken commercially reasonable steps to enforce its trademark rights against Sunshine Home Products, including a written demand that Sunshine cease use of the subject mark. The parties are still engaged in discussions as of the date of this agreement.

20.7
Nothing is due to be done within 60 days of Completion the omission of which would jeopardise the maintenance or prosecution of any of the Intellectual Property Rights owned or used by the Company which are registered or the subject of an application for registration. Part 1 of Schedule 5 includes a list of actions due to be done within 180 days of Completion with respect to the maintenance and/or prosecution of any of the Intellectual Property Rights owned or used by the Company which are registered or the subject of an application for registration.

20.8
To the Seller’s knowledge there has been no infringement, interference or misappropriation by any third party of any Intellectual Property Rights set out in Part 1 and Part 2 of Schedule 5, which was not favourably resolved, except as set forth in paragraph 20.6.1 above, nor any third party breach of confidence, passing off or actionable act of unfair competition in relation to the business or assets of the Company, and no such infringement, breach of confidence, passing off or actionable act of unfair competition is current or anticipated.

20.9	The agreements and licences set out in Part 3 and Part 4 of Schedule 5:

(i)	are legal, valid, binding and enforceable and in full force and effect and shall stay such on identical terms following the consummation of the transactions contemplated hereby;

(ii)
have not been the subject of any breach or default by any party or of any event which, with the giving of notice or lapse of time, would constitute a default or permit termination, modification, or acceleration, under such agreement or license;

(iii)	are not to the Seller’s knowledge the subject of any claim, dispute or proceeding, pending or threatened;

(iv)	have, where required, been duly recorded or registered; and

(v)	neither the Company nor to the Seller’s knowledge any of the other parties to the agreements and licenses has repudiated any provision of the agreement and/or license.

20.10	A Change of Control of the Company will not automatically result in the termination of any of the Intellectual Property Rights set out in Schedule 5.

20.11	To the Seller’s knowledge the activities of the Company:

(i)	have not infringed, do not infringe and are not likely to infringe the Intellectual Property Rights or any other rights of any third party; or

(ii)	have not given and do not give rise to any obligation to pay any royalty, fee compensation or any other sum whatsoever.

20.12
Each Employee, consultant and officer of the Company has executed an agreement with the Company pertaining to non-competition, confidentiality and assignment of inventions, or has otherwise sufficiently vested in the Company good title to the work product or result of endeavours of every employee, officer or contractor, free of any retained rights or royalty or similar obligations, except where such a failure would not have a material adverse effect to the business of the Company. To the Seller’s knowledge: (i) none of the said employees, officers or consultants is in violation thereof; (ii) no such employees, officers or consultants breached any third party contract with respect to any item of the Intellectual Property Rights set out in Part 1 and Part 2 of Schedule 5; (iii) no such employees, officers or consultants retained by the Company has, or has alleged to have any right, title or interest in the Intellectual Property Rights set out in Part 1 and Part 2 of Schedule 5.

20.13
The Trademarks. In connection with the Trademarks and without derogating from the provisions of Sections 20.1 .20.12, (it is hereby agreed that warranties herein with respect to the Trademarks shall only apply to such period in which the Trademarks or any portion thereof were owned by any member of the Seller’s Group) For purposes of clarification, to the extent that the records of the relevant Patent and Trademark Office indicated in 2006 that Contico International, Inc. is the owner of any of the Trademarks CCP has corrected such records to properly reflect that CCP is the owner of the Trademarks effective as of the date Contico International, Inc. assigned such Trademarks to Contico International, LLC, which thereafter changed its name to that of CCP:

(i)
CCP has full power and authority (including full corporate power and authority) to execute and deliver the Trademark Assignment Letter and to perform its obligations thereunder. The Trademark Assignment Letter constitutes the valid and legally binding obligation of CCP, enforceable in accordance with its terms and conditions, except to the extent that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally.

(ii)
Neither the execution and the delivery of the Trademark Assignment Letter, nor the consummation of the transactions contemplated thereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which CCP is subject; or (ii) result in any lien against the Trademarks.

(iii)
CCP does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government, governmental agency or any third party in order to consummate the transactions contemplated by the Trademark Assignment Letter, other than the filing of the Trademark Assignment Letter to the relevant patent and/or trademark office. No consent, approval, license, permit, declaration, registration or authorization of the action by, or filing with, any person, or entity including any court, governmental or regulatory authority, commission, board, administrative agency or non-governmental third party, on the part of CCP, is required in connection with the execution and performance of the Trademark Assignment Letter or the consummation of the transactions contemplated thereunder other than the filing of such Trademark Assignment Letter.

(iv)
The Trademarks are owned solely by CCP, and, except as set forth in part 4 of Schedule 5, CCP has not transferred, assigned or licensed to any third party (including to any Affiliate and related party) any of its rights in the Trademarks.

(v)
CCP has, and immediately following the Completion Date, the Buyer shall have, good and marketable title to the Trademarks, free and clear of all Encumbrances, or restrictions on transfer. There are no agreements or arrangements between CCP and any third party that are reasonably likely to have a material effect upon CCP’s title to the Trademarks. Except as set forth in part 4 of Schedule 5, (i) with respect to the assignment of rights in and to the Trademarks under the Trademark Assignment Letter, no party nor person other than Buyer shall have any right, title or interest in the Trademarks, and (ii) Buyer shall be subject to no limitations, obligations or restrictions with regard to the Use or other transfer or exploitation of the Trademarks. CCP is under no obligation to pay any other party any royalties or other fixed or contingent amounts based upon the sale, distribution or other use or exploitation of the Trademarks (the “Royalties”). Buyer, by entering into the Trademark Assignment Letter and consummating the transactions contemplated thereby, is not assuming or agreeing to pay or otherwise become liable for any contracts, indebtedness, obligations or liabilities CCP, or any of CCP’s Affiliates of any type or nature whatsoever, except for Buyer’s assumption as of the Completion Date of the rights and obligations arising from Buyer’s ownership or use of the Trademarks from and after the Completion Date.

(vi)
To Seller’s and Guarantor’s best knowledge, CCP has complied with all applicable laws with regard to the Trademarks (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges there under) of federal, state, local, and foreign governments (and all agencies thereof). No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against CCP in connection with the Trademarks alleging any failure so to comply. There are no judgments outstanding and unsatisfied against the Trademarks.

(vii)
To Seller’s and Guarantor’s best knowledge, no claim (which was not favourably resolved) has been made against CCP that the Trademarks infringes, misappropriates, or otherwise comes into conflict with any intellectual property rights of third parties, and CCP has not received any charge, complaint, claim, demand, or notice (which was not favourably resolved) alleging any such interference, infringement, misappropriation, or violation. To Seller’s and Guarantor’s best knowledge, no third party is currently interfering with, infringing upon, misappropriating, or otherwise coming into conflict with any of the Trademarks, except as set forth in paragraph 20.6.1; and no third party has in the past interfered with, infringed upon, misappropriated, or otherwise come into conflict with the Trademarks, except for instances which were favourably resolved following CCP taking commercially reasonable action to protect the Trademarks. CCP has the sole right to bring actions for infringement of the Trademarks.

(viii)
There are no instances in which CCP (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge in respect of the Trademarks; or (ii) is party or, to their best knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any state, local, or foreign jurisdiction or before any arbitrator in respect of the Trademarks. To their best knowledge, there is no litigation pending or threatened against CCP (a) that would have a material adverse effect on the ability of Seller to perform its obligations under the Trademark Assignment Letter; or (b) that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated thereby.

(ix)
Following the Completion Date, CCP shall fully cooperate with the Buyer in protecting the Buyer’s rights in the Trademarks including but not limited to by making its personnel available, and providing such testimony and access to its books and records as shall be reasonably necessary in connection with any contest or defense, all at Buyer’s cost.

(x)
Except to the extent described in the Trademark License Agreements in the agreed form, as soon as practicable after the Completion Date, Seller, Guarantor and CCP shall cease any use of the word “Contico” or any other name which includes any of the Trademarks or any derivation thereof.

(xi)	As of the Completion Date, the license agreement between CCP and the Company dated December 31, 2003 shall immediately terminate and shall be deemed null and void.

(xii)
The Seller shall notify the Buyer as soon as reasonably practicable following the date upon which the purchaser of Contico Manufacturing (Ireland) Limited becomes obliged to change that company’s name to a name which does not include the word “Contico”.

(xiii)
Nothing in the Sale Agreement between CEH Limited and Brendan Murphy and Carolyn Murphy (the "Sale Agreement") and/or in the Distribution Agreement between Contico Manufacturing Limited and Contico Manufacturing (Ireland) Ltd (the "Distribution Agreement") contradicts, prevents or prohibits Buyer and/or its assigns from utilizing the name CONTICO in any form or manner, including without limitation, as a trade name, trademark, service mark, logo, domain name or otherwise in any territory, including but not limited to the territories of the Sale Agreement and/or the aforementioned Distribution Agreement

21.	Information technology

21.1	The definitions in this paragraph apply in this agreement.

IT System: all computer hardware (including network and telecommunications equipment) and software (including associated preparatory materials, user manuals and other related documentation) owned, used, leased or licensed by or to the Company.

IT Contracts: all material agreements under which any third party (including without limitation any member of the Seller´s Group and any source code deposit agents) provides any element of, or services relating to, the IT System, including leasing, hire purchase, licensing, maintenance and services agreements.

21.2
Save to the extent provided in the IT Contracts, the Company is the owner of the IT System free from Encumbrances. The Company has obtained all necessary rights from third parties to enable it to use the IT System.

21.3
The IT Contracts are valid and binding and to the Seller’s knowledge no act or omission has occurred which would, if necessary with the giving of notice or lapse of time, constitute a breach of any such contract.

21.4	There are and have been no claims, disputes or proceedings arising or to the Seller’s knowledge threatened under any IT Contracts.

21.5
To the Seller´s knowledge, none of the IT Contracts is liable to be terminated by a Change of Control of the Company, and the Seller has no reason to believe that any IT Contracts will not be renewed on the same or substantially the same terms when they expire.

21.6	The Company is duly licensed to use the IT System and no further licences are required for the operation of the IT System.

21.7	The IT System is functioning to the level necessary for the conduct of the Business as it has been carried on by the Company.

22.	Employment

22.1	The definitions in this paragraph apply in this agreement.

Employment Legislation: legislation applying in England and Wales affecting contractual or other relations between employers and their employees including, but not limited to, any legislation and any amendment, extension or re-enactment of such legislation and any claim arising under European treaty provisions or directives enforceable against the Company by any Employee.

Employee: any person employed by the Company.

22.2	The name of each person who is a Director is set out in Schedule 1.

22.3	The Disclosure Letter includes details of all Employees of the Company, the particulars of each Employee and the principal terms of their contract including:

(i)	the company which employs or engages them;

(ii)	their remuneration (including any benefits and privileges provided or which the Company is bound to provide to them or their dependants whether now or in the future);

(iii)	the commencement date of each contract and the date on which their continuous service began;

(iv)	the length of notice necessary to terminate each contract or, if a fixed term, the expiry date of the fixed term and details of any previous renewals;

(v)	the type of employment contract (whether full or part-time);

(vi)	their date of birth;

(vii)	any country in which the Employee works and/or is paid, if the Employee works or is paid outside England and Wales; and

(viii)	the law governing the contract, if the Employee works or is paid outside England and Wales,

(ix)	which information is accurate and complete.

22.4
The Disclosure Letter includes details of all Employees of the Company who are on secondment, maternity, paternity, adoption or other leave or absent due to ill-health or for any other reason for more than 3 months.

22.5
No notice to terminate the contract of employment of any Employee of the Company (whether given by the Company or by the Employee) has been issued or received by the Company or to the Seller’s knowledge is pending or threatened and no dispute under any Employment Legislation or otherwise is outstanding between the Company and any of its current or former Employees relating to their employment or its termination.

22.6	No questionnaire has been served on the Company by an Employee under any Employment Legislation which remains unanswered in full or in part.

22.7
To the Seller´s knowledge, every Employee of the Company who requires a work permit or other permission to work in the United Kingdom has a current and appropriate work permit or other permission and all necessary permissions to remain in the United Kingdom.

22.8	No offer of employment or engagement has been made by the Company that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

22.9
The acquisition of the Sale Shares by the Buyer and compliance with the terms of this agreement will not entitle any senior Employees of the Company to terminate their employment or receive any payment or other benefit.

22.10
All contracts between the Company and its Employees are terminable at any time on not more than three months' notice without compensation (other than for unfair dismissal or a statutory redundancy payment or any other express contractual liability on the part of the Company).

22.11
The Company is not a party to, bound by or proposing to introduce in respect of any of its Employees any redundancy payment scheme in addition to statutory redundancy pay, nor is there any agreed procedure for redundancy selection.

22.12
The Company is not a party to, bound by or proposing to introduce in respect of any of its Employees any share option, profit sharing, bonus, commission or any other scheme relating to the profit or sales of the Company.

22.13
The Company has not incurred any actual or contingent liability in connection with any termination of employment of its Employees (including redundancy payments) or for failure to comply with any order for the reinstatement or re-engagement of any Employee.

22.14	The Company has not incurred any liability for failure to provide information or to consult with Employees under any Employment Legislation.

22.15
The Company has not made or agreed to make a payment or provided or agreed to provide a benefit to a present or former Director or officer, Employee or to their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

22.16
The Company is not involved in any industrial or trade dispute or negotiation regarding a claim with any trade union, group or organisation of employees or their representatives representing Employees and to the Seller’s knowledge there is nothing likely to give rise to such a dispute or claim.

22.17	The Company has not in the last 12 months materially altered nor entered into negotiations to alter or proposed to alter any of the terms of employment or engagement of any of the Employees.

22.18	There are no sums owing to or from any Employee other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

22.19	The Disclosure Letter includes true, complete and accurate:

(i)	copies of all contracts, handbooks, policies and other documents which apply to any of the Employees whose basic annual salary exceeds £15,000;

(ii)
copies of all agreements with any trade union, employee representative or body of employees or their representatives (whether binding or not) and details of any such unwritten agreements which may affect any Employee.

22.20	In respect of each Employee, the Company has:

(i)	performed all obligations and duties they are legally required to perform (and settled all outstanding claims);

(ii)	complied with the terms of any relevant agreement with any trade union, employee representative or body of employees or their representatives;

(iii)	maintained adequate and up to date records.

22.21
There are no consultants or independent contractors who currently provide services to the Company or who have provided services to the Company in the twelve months prior to the date of this Agreement and in respect of whom a fee exceeding £10,000 or more has been paid or is payable. There is no person who has accepted an offer to provide services to the Company but his engagement has not yet started.

22.22	No former Employee has the right to return to work for whatever reason, or has, or may have, the right to be reinstated.

22.23	The Company does not recognise and has not in the last six months received a request for recognition of a trade union for the purposes of collective bargaining in relation to any of its Employees.

22.24	There is no works council or other body of Employees convened for the purpose of providing information to or consulting with the Employees which represents or is elected by its Employees.

22.25
The Seller is not aware of any disciplinary or grievance issue that has been raised by or against any Employee or any allegation of discrimination, harassment or bullying within the last twelve months.

22.26
During the last 12 months no Employee has been made redundant or has been given notice of redundancy and the Company is not obliged or accustomed to make any payments to any Employee of the Company by way of an enhanced redundancy payment.

23.	Accounts

23.1
The Accounts have been prepared in accordance with the Companies Acts and with accounting standards, policies, principles and practices generally accepted in the UK and in accordance with the law of that jurisdiction.

23.2	The Accounts have been audited by an auditor or firm of accountants qualified to act as auditors in the UK and the auditors´ report(s) required to be annexed to the Accounts is unqualified.

23.3	The Accounts show a true and fair view of the state of the Company’s affairs as at the Accounts Date and of the profit of the Company for the financial year ended on that date.

23.4	The Accounts have been filed and laid before the Company in general meeting in accordance with the requirements of the Companies Acts.

23.5
The Management Accounts have been prepared on a basis consistent with that employed in preparing the Accounts and fairly represent the income and expenditure of the Company to the date for which they have been prepared.

24.	Financial and other records

24.1	All financial and other records of the Company:

(i)	have been properly prepared and maintained;

(ii)	constitute an accurate record of all matters required by law to appear in them;

(iii)	do not contain any material inaccuracies or discrepancies; and

(iv)	are in the possession of the Company to which they relate.

24.2	No notice has been received or allegation made that any of those records are incorrect or should be rectified.

24.3	All statutory records, including accounting records, required to be kept or filed by the Company have been properly kept or filed and comply with the requirements of the Companies Acts.

24.4	All deeds and documents belonging to the Company are in the possession of the Company.

25.	Changes since accounts date

Since the Accounts Date:

(i)	the Company has conducted its business in the normal course and as a going concern;

(ii)	there has been no change in the turnover or financial position of the Company which has had a material adverse effect;

(iii)	the Company has not issued or agreed to issue any share or loan capital;

(iv)	no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by the Company;

(v)
the Company has not borrowed or raised any money or taken any form of financial security and no capital expenditure has been incurred on any individual item by the Company in excess of £50,000 and the Company has not acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item in excess of £50,000 (other than the sale of the freehold property to a member of the Seller’s Group); and

(vi)	no shareholder resolutions of the Company have been passed other than as routine business at the annual general meeting.

26.	Effect of sale on sale shares

Neither the acquisition of the Sale Shares by the Buyer nor compliance with the terms of this agreement will:

(i)	result in any third party being entitled contractually to exercise a right which would cause the Company to lose the benefit of any right or privilege it presently enjoys; or

(ii)
relieve any person of any contractual obligation to the Company, or contractually enable any person to determine any such obligation or any right or benefit enjoyed by the Company, or to exercise any contractual right in respect of the Company; or

(iii)	give rise to, or cause to become exercisable, any right of pre-emption over the Sale Shares; or

(iv)	entitle any person to receive from the Company any finder´s fee, brokerage or other commission in connection with the purchase of the Sale Shares by the Buyer; or

(v)
result in any customer or supplier being contractually entitled to cease dealing with the Company or to reduce substantially its existing level of business or to change the terms on which it deals with the Company; or

(vi)	result in any officer or senior Employee being entitled contractually to leave the Company; or

(vii)	result in a breach by the Company of contract, law, regulation, order, judgment, injunction, undertaking, decree or other like imposition; or

(viii)	result in the loss or impairment of or any default under any licence, authorisation or consent required by the Company for the purposes of its business; or

(ix)	result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the assets of the Company; or

(x)
result in any present or future indebtedness of the Company becoming due and payable, or capable of being declared due and payable, prior to its stated maturity date or in any financial facility of the Company being withdrawn; or

(xi)	entitle any person to acquire or affect the entitlement of any person to acquire shares in the Company.

27.	Retirement benefits

27.1
The Pension Scheme is the only arrangement under which the Company has any obligation to provide or contribute towards pension, lump sum, death, ill-health, disability or accident benefits in respect of its past or present officers and employees and no proposal or announcement has been made to any Employee about the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any other pension, lump sum, death, ill-health, disability or accident benefit.

27.2	The details of the Pension Scheme and its members set out in the Disclosure Letter are true and accurate in all material respects.

27.3	All contributions, insurance premiums, Tax and expenses due by the Company to and in respect of the Pension Scheme have been duly paid.

Part 2.

Tax warranties

1.	General

1.1	Provision or reserve (as appropriate) has been made in the Accounts:

(i)
for all Taxation liable to be assessed on the Company or for which the Company is accountable in respect of all income, profits or gains earned, accrued or received on or before the Accounts Date or deemed to have been or treated as earned accrued or received for taxation purposes on or before the Accounts Date, and in respect of any event occurring or deemed to have occurred on or before the Accounts Date, including distributions made on or before the Accounts Date or provided for in the Accounts; and

              (ii) for all deferred Taxation of the Company in accordance with generally accepted accounting practice in the United Kingdom (or, where the Accounts are prepared in accordance with international accounting standards as defined in section 50(2) of the Finance Act 2004, in accordance with those standards).

1.2
All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments and registrations and any other necessary information submitted by the Company to any Taxation Authority for the purposes of Taxation have been made on a proper basis were punctually submitted, were accurate and complete when supplied and so far as the Seller is aware, remain accurate and complete in all material respects and none of the above is the subject of any dispute with any Taxation Authority.

1.3
All Taxation (whether of the United Kingdom or elsewhere) for which the Company is or has been liable or is liable to account for has been duly paid (insofar as such Taxation ought to have been paid) within the necessary time limits and deadlines.

1.4
The Company has not made any payments representing instalments of corporation tax pursuant to the Corporation Tax (Instalment Payments) Regulations 1998 in respect of any current or preceding accounting periods and is not under any obligation to do so.

1.5
The Company has not paid within the past three years ending on the date of this agreement or will become liable to pay any penalty, fine, surcharge or interest charged by virtue of the provisions of the TMA 1970 or any other Taxation Statute.

1.6
The Company has not within the past three years been subject to any non-routine visit, audit, investigation, discovery or access order by any Taxation Authority and the Seller is not aware of any circumstances existing which make it likely that a visit, audit, investigation, discovery or access order will be made in the next 12 months.

1.7
The amount of Taxation chargeable on the Company during any accounting period ending on or within the six years before Completion has not, to any material extent, depended on any concession, agreements or other formal or informal arrangement with any Taxation Authority.

1.8
All transactions in respect of which any clearance or consent was required from any Tax Authority have been entered into by the Company after such consent or clearance has been properly obtained, any application for such clearance or consent has been made on the basis of full and accurate disclosure of all relevant material facts and considerations, and all such transactions have been carried into effect only in accordance with the terms of the relevant clearance or consent.

1.9
The Company is not nor will it become liable to make to any person (including any Taxation Authority) any payment in respect of any liability to Taxation of any other person where that other person fails to discharge liability to Taxation to which he is or may be primarily liable and there is no liability to Taxation for which the Company is or may become liable to be assessed or asked to account for or have collected from it where such Taxation is the joint and several liability of the Company and some other person or where the Taxation in question relates to any income, profits or gains earned, accrued or received by any other person .

1.10
All income tax deductible and payable under the PAYE system and/or any other Taxation Statute has so far as is required to be deducted been deducted from all payments made or treated as made by a Company or any Subsidiary and all amounts due to be paid to the relevant Taxation Authority prior to the date of this Agreement have been so paid including all Tax chargeable on benefits provided for directors, employees or former employees of the Company or any Subsidiary or any persons required to be treated as such.

1.11
The Company has, where legally obliged to do so, deducted or withheld amounts in respect of Taxation from all payments it has made. The Company has, if required by law, provided a certificate of deduction or withholding to the recipient of the payment and has properly and punctually accounted to the relevant taxation authority for the Taxation so deducted or withheld.

1.12
Any liability of the Company (actual or contingent) to gross up any payment which it is or may become to required to make, as well as copies of all notifications from HM Revenue & Customs that any payment may be made gross or at a reduced rate of withholding which otherwise should have been made subject to deduction of an amount in respect of Taxation, are set out in the Disclosure Letter.

1.13	The Company has correctly applied the provisions of Section 349E ICTA 1988 to any appropriate payments made under Section 349(1) ICTA 1988.

2.	Capital allowances

2.1
  If the entire pool of assets was disposed of by the Company for a consideration equal to the tax written down value shown in or adopted for the purposes of the Accounts there would be no balancing charge under CAA 2001 (or any legislation relating to capital allowances).

2.2
No event has occurred since the Accounts Date whereby any balancing charge may fall to be made against, or any disposal value may fall to be brought into account by the Company under the CAA 2001 (or any other legislation relating to capital allowances).

2.3	The Seller has maintained all the records necessary to quantify and claim Capital Allowances in respect of the Plant (being plant and machinery within the meaning of the CAA 2001).

2.4
The Seller warrants that an election made pursuant to section 569 of CAA 2001 or section 198 CAA 2001 in either case in the amount equal to the tax written down value of the Property or the assets covered by the election as per the Accounts can be validly made within the requirements of such section and that it knows of no circumstance which would invalidate the effectiveness for tax purposes of any such election.

2.5
In relation to the sale of the Property from the Company to Seller, the Seller warrants that it shall, and it shall procure that the Company shall, enter into such section 198 and 569 elections as are necessary to ensure that there is no balancing charge or accelerated allowance arising as a result of the sale.  The Seller and the Buyer warrant that neither of them will seek to, or will procure or permit the Company to, seek to withdraw from or otherwise cause such election to be invalidated, provided always that the elections have been made in amounts equal to the tax written down values of the relevant assets.

3.	Distributions

3.1
No distribution or deemed distribution within the meaning of sections 209, 210 or 211 of ICTA 1988 has been made (or will be deemed to have been made) by the Company after 5 April 1965 except dividends shown in their audited accounts and the Company is not bound to make any such distribution.

3.2
No rents, interest, annual payments or other sums of an income nature in excess of £2,500 paid or payable by the Company or which the Company is under an existing legal obligation to pay in the future are or may be wholly or partially disallowable as deductions, management expenses or charges in computing profits for the purposes of corporation tax.

3.3
The Company has not within the period of seven years preceding Completion been engaged in, nor been a party to, any of the transactions set out in sections 213 to 218 (inclusive) of ICTA 1988, nor has it made or received a chargeable payment as defined in section 218(1) of ICTA 1988.

4.	Loan relationships

4.1	The Company is not party to any loan relationship (as defined in section 81 Finance Act 1996):

(i)	which, were it to be repaid in full in accordance with its terms, may give rise to any Taxation liability (other than in relation to interest);or

(ii)
to which any of paragraphs 10 (imported losses), 11 (transactions not at arm’s length), 11A (exchange gains and losses where loan not on arm’s length terms), 13 (loan relationships for unallowable purposes) or 15 (repo transactions and stock-lending) of schedule 9 Finance Act 1996 (special computational provisions) apply or may apply.

4.2	The Company has no loan relationship in relation to which:

(i)
there is or was a connection between the parties as defined by section 87 Finance Act 1996 (accounting method where parties have a connection), or one of the parties has or had a major interest (as defined in paragraph 20 of schedule 9 Finance Act 1996) in the other; or

(ii)	there has been, or has been deemed to be, a release or waiver of the amounts payable under the relationship; or

(iii)	paragraph 5 of schedule 9 Finance Act 1996 (bad debts etc) applies or applied.

4.3
All interests, discounts and premiums payable by the Company in respect of its loan relationships (within the meaning of section 81 of the Finance Act 1996) are eligible to be brought into account by the Company as a debit for the purposes of Chapter II of Part IV of the Finance Act 1996 at the time and to the extent that such debits are recognised in the statutory accounts of the Company.

4.4	The Company has not been released from any loan relationship or other debt in whole or in part in circumstances that give rise or could give rise to a liability to Taxation.

5.	Close companies

5.1	The Company is not, nor has ever been, a close investment-holding company as defined in section 13A of ICTA 1988.

5.2
No distribution within section 418 of ICTA 1988 has been made by the Company during the last six years ending at the Accounts Date, nor have such distributions been made between the Accounts Date and Completion.

5.3
Any loans or advances made, or agreed to be made, by the Company within sections 419 and 420 or 422 of ICTA 1988 and which remain outstanding have been disclosed in the Disclosure Letter and any tax liability of the Company or any participator within the meaning of section 416 of ICTA 1988 in relation to such loans or advances have been paid. The Company has not released or written off, or agreed to release or write off, the whole or any part of any such loans or advances.

6.	Group relief

Except as provided in the Accounts, the Company is not or will not be obliged to make or be entitled to receive any payment for group relief as defined in section 402(6) of ICTA 1988 in respect of any period ending on or before the Accounts Date, or any payment for the surrender of the benefit of an amount of advance corporation tax or any repayment of such a payment.

7.	Groups of companies

7.1	The Company has not entered or agreed to enter into an election pursuant to section 171A or section 179A of TCGA 1992 or paragraph 66 of Schedule 29 to the Finance Act 2002.

7.2
The execution or completion of this agreement or any other Event (as defined in the Tax Covenant) since the Accounts Date will not result in any chargeable asset being deemed to have been disposed of and re-acquired by the Company for Taxation purposes pursuant to section 179 of TCGA 1992, paragraphs 58 or 60 of Schedule 29 to the Finance Act 2002.

7.3	The Company has never been party to any arrangements pursuant to section 36 of the Finance Act 1998 (group payment arrangements).

8.	Company residence and overseas interests

8.1
The Company has within the past seven years been resident in the United Kingdom for corporation tax purposes and has not at any time in the past seven years been treated for the purposes of any double taxation arrangements having effect by virtue of section 249 of the Finance Act 1994, section 788 of ICTA 1988 or for any other tax purpose as resident in any other jurisdiction.

8.2	The Company has not without the prior written consent of HM Treasury caused, permitted or entered into any of the transactions specified in section 765 of ICTA 1988 (migration of companies).

8.3
The Company does not hold shares in a company which is not resident in the United Kingdom and which would be a close company if it were resident in the United Kingdom in circumstances such that a chargeable gain accruing to the company not resident in the United Kingdom could be apportioned to the Company pursuant to section 13 of TCGA 1992.

8.4
The Company is not holding or has not held in the past seven years any interest in a controlled foreign company within section 747 of ICTA 1988, and has no material interest in an offshore fund as defined in section 759 of ICTA 1988.

8.5	The Company does not have a permanent establishment outside the UK.

9.	Anti-avoidance

9.1
The Company has not at any time been a party to or otherwise involved in a transaction or series of transactions the main purpose or one of the main purposes was the avoidance of Tax and there was a risk that the Company could be liable to taxation as a result of the principles in W.T Ramsey Limited v IRC (54 TC 101) or Furniss v Dawson (55 TC 324), as developed in subsequent cases.

9.2
Transactions or arrangements made by the Company have been made on fully arms length terms and there are no circumstances in which section 770A of or Schedule 28AA to ICTA 1988 or any other rule or provision could apply causing any Taxation Authority to make an adjustment to the terms on which such transaction or arrangement is treated as being made for Taxation purposes.

10.	VAT

10.1
The Company is a member of a group for VAT purposes of which Contico International LLC is the representative member (the Representative Member) with quarterly prescribed accounting periods, such registration not being pursuant to paragraph 2 of Schedule 1 to the VATA 1994 or subject to any conditions imposed by or agreed with HM Revenue & Customs.

10.2
Neither the Company nor the Representative Member nor any Group Member is (nor are there any circumstances in which they may become) under a duty to make monthly payments on account under the Value Added Tax (Payments on Account) Order 1993.

10.3
The Disclosure letter contains full details of the group registration including details of each company which has or has been in the period of six years ending with the date of Completion, a member of that group. (“Group Member”)

10.4
The Company and the Representative Member and any Group Member have complied with all statutory provisions, rules, regulations, orders and directions in respect of VAT and promptly submitted accurate returns, and maintained full and accurate VAT records, invoices and other requisite documents. Neither the Company nor the Representative Member nor any Group Member have been:

(i)	subject to any interest, forfeiture, surcharge or penalty; or

(ii)	given any notice under sections 59, 59A or 64 of the VATA 1994; or

(iii)	given a warning within section 76(2) of the VATA 1994; or

(iv)	required to give security under paragraph 4 of Schedule 11 to the VATA 1994.

10.5	VAT has been duly paid by the Company and each Group Member and Representative Member or provision has been made in the Accounts for all amounts of VAT for which the Company is liable.

10.6
All supplies made by the Company are taxable supplies and the Company has not been or will not be denied full credit for all input tax by reason of the operation of sections 25 and 26 of the VATA 1994 and regulations made thereunder or for any other reasons and no VAT paid or payable by the Company is not input tax as defined in section 24 of the VATA 1994 and regulations made thereunder.

10.7
For the purposes of paragraph 3(7) of Schedule 10 to the VATA 1994, the Company or any relevant associates of such companies (within the meaning of paragraph 3(7) of Schedule 10 to the VATA 1994) has exercised the election to waive exemption from VAT (pursuant to paragraph 2 of Schedule 10 to the VATA 1994) only in respect of those Properties listed (as having been the subject of such an election) in the Disclosure Letter and:

(a)
all things necessary for the election to have effect have been done and in particular any notification and information required by paragraph 3(6) of Schedule 10 to the VATA 1994 has been given and any permission required by paragraph 3(9) of Schedule 10 to the VATA 1994 has been properly obtained; and

(b)	no election has or will be disapplied or rendered ineffective by virtue of the application of the provisions of paragraph 2(3AA) of Schedule 10 to the VATA 1994.

(c)	the election will not cease to have effect as a result of the Company leaving the VAT Group

10.8	The Disclosure Letter contains details of all assets owned by the Company which are capital items for the purpose of the Capital Goods Scheme under Part XV of the VAT Regulations 1995.

10.9
All transactions between any Group Member and the Company have been made in accordance with a valid VAT Group Election and the Company will not be required to make good any default by any other Group Member in relation to VAT nor will it be liable for additional output tax or non recoverable input tax as a result of a direction under VATA 1994 section 9A paragraph 3.

10.10
The transfer of the assets and trade of Contico Europe Holdings Limited to the Company constituted a “transfer of a going concern” for the purposes of section 49 of VATA 1994 and Article 5 of the Value Added Tax (Special Provisions) Order 1995.

11.	Stamp duty and stamp duty land tax

11.1
Any document which is in the possession or control of the Company and that may be necessary in proving the title of the Company to any asset which is owned by the Company at Completion is duly stamped for stamp duty purposes.

11.2	Neither entering into this agreement nor Completion will result in the withdrawal of any stamp duty or stamp duty land tax relief granted on or before Completion which will affect the Company.

11.3
The Company has complied in all respects with the provisions of Part 4 Finance Act 2003 (stamp duty land tax), including its associated schedules, and with any regulations made under the same and the Company is not and will not become liable to pay stamp duty land tax by reference to any land transaction, as defined in section 43 Finance Act 2003, to which the Company has before Completion been, or has agreed by legally binding contract to be, a party. HM Revenue & Customs has not enquired, or given notice of its intention to enquire, into a land transaction return delivered by or on behalf of the Company and the Company is not aware that HM Revenue & Customs has reasonable grounds for commencing such an enquiry.

11.4   The Disclosure Letter sets out full and accurate details of any chargeable interest (as defined under section 48, Finance Act 2003) acquired or held by the Company before Completion in respect of which the Seller is aware or ought reasonably to be aware that an additional land transaction return will be required to be filed with a Taxation Authority and/or a payment of stamp duty land tax made on or after Completion.

12.	INHERITANCE TAX

12.1	The Company has never made any transfer of value within the meaning of the Inheritance Tax Act 1984.

12.2	Neither the assets owned by, nor the shares of, the Company are subject to an outstanding HM Revenue & Customs charge as defined in section 237 Inheritance Tax Act 1984 (imposition of charge).

12.3
No circumstances exist, or but for section 204(6) Inheritance Tax Act 1984 (contingent liability of transferee for unpaid capital transfer tax or inheritance tax) would exist, such that a power of sale could be exercised in relation to any assets or shares of the Company pursuant to section 212 Inheritance Tax Act (powers to raise tax).

13.	EMPLOYEE TAXATION

13.1
The Seller warrants that it will, or will procure that the Company is fully informed of any payments made to employees or former employees of the Company to enable the Company to comply with its obligations to report and account for employee taxation including payments made by any member of the Seller's Group of companies.  The Seller shall notify the Company within 7 days of making such payments or becoming aware of any third party making such a payment.

Part 3.	Buyer’s Warranties

1.	Power to Buy the Company

1.1	The Buyer has taken all necessary action and has all requisite power and authority to enter into and perform this agreement in accordance with its terms and the other documents referred to in it.

1.2
This agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Buyer in the terms of the agreement and such other documents.

1.3	Compliance with the terms of this agreement and the documents referred to in it shall not breach or constitute a default under any of the following:

(a)	any agreement or instrument to which the Buyer is a party or by which it is bound; or

(b)	any order, judgment, decree or other restriction applicable to the Buyer.

Schedule 4	Tax Covenant

   1. INTENTIONALLY BLANK

2.	Interpretation

2.1	The definitions and rules of interpretation in this paragraph apply in this Tax Covenant:

Buyer´s Relief: means:

(a)	any Accounts Relief (as defined in paragraph 2.1(a)) of the definition of Liability for Taxation) or Repayment Relief (as defined in paragraph 2.1(b) of the definition of Liability for Taxation);

(b)	any Post-Completion Relief of the Company (as defined in paragraph 2.1(c) of the definition of Liability for Taxation); and

(c)	any Relief, whenever arising, of the Buyer or any member of the Buyer´s Tax Group other than the Company.

Buyer´s Tax Group: the Buyer and any other company or companies which either are or become after Completion treated as members of the same group as, or otherwise connected or associated in any way with, the Buyer for any Tax purpose.

Degrouping Charge: any Liability for Taxation of the Company as a result of the Company ceasing to be, or ceasing to be treated as, a member of a group of companies for Tax purposes as a result of Completion or of entering into this agreement, or of the satisfaction of any condition in this agreement.

Event: includes (without limitation), the expiry of a period of time, the Company becoming or ceasing to be associated with any other person for any Tax purpose or ceasing to be or becoming resident in any country for any Tax purpose, the death or the winding up or dissolution of any person, and any transaction (including the execution and completion of all provisions of this agreement), event, act or omission whatsoever, and any reference to an Event occurring on or before a particular date shall include Events which for Tax purposes are deemed to have, or are treated or regarded as having, occurred on or before that date.

Group Relief: any or all of the following:

(a)	relief surrendered or claimed pursuant to Chapter IV Part X ICTA 1988;

(b)	advance corporation tax surrendered or claimed pursuant to section 240 of ICTA 1988 (set off of company´s surplus advance corporation tax against subsidiary´s liability to corporation tax);

(c)
a Tax refund relating to an accounting period as defined in section 102(3) of the Finance Act 1989 (surrender of company Tax refund etc within group) in respect of which a notice has been given pursuant to section 102(2) of that statute; and

(d)	eligible unrelieved foreign Tax surrendered or claimed pursuant to The Double Taxation Relief (Surrender of Relievable Tax Within a Group) Regulations 2001.

Liability for Taxation: any liability of the Company to make a payment of or in respect of Tax whether or not the same is primarily payable by the Company and whether or not the Company has or may have any right of reimbursement against any other person or persons and shall also include:

(a)
the Loss of any Relief (Accounts Relief) where such Relief has been taken into account in computing and so reducing or eliminating any provision for Tax which appears in the Working Capital Statement (or which but for such Relief would have appeared in the Working Capital Statement) or where such Relief was treated as an asset of the Company in the Working Capital Statement (Loss of an Accounts Relief), in which case the amount of the Liability for Taxation will be the amount of Tax which would (on the basis of Tax rates current at the date of Completion) have been saved but for such Loss, assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief;

(b)
the Loss of any right to repayment of Tax (including any repayment supplement) (Repayment Relief) which was treated as an asset in the Working Capital Statement (Loss of a Repayment Relief), in which case the amount of the Liability for Taxation will be the amount of the loss of the right to repayment and any related repayment supplement;

(c)
the set off or use against income, profits or gains earned, accrued or received on or before Completion or against any Tax chargeable in respect of an Event occurring on or before Completion of any Relief (Post-Completion Relief) or right to repayment of Tax (including any repayment supplement) which is not available before Completion but arises after Completion in circumstances where, but for such set off or use, the Company would have had a liability to make a payment of or in respect of Tax for which the Buyer would have been able to make a claim against the Seller under this Tax Covenant (Loss of a Post-Completion Relief), in which case, the amount of the Liability for Taxation shall be the amount of Tax saved by the Company as a result of such set off or use;

(d)
any liability to repay in whole or in part any payment received by the Company or a liability of the Company to make any payment (other than to the Company) for the surrender of Group Relief pursuant to any arrangement or agreement entered into on or before Completion (save to the extent that such repayment or payment is reflected in the Working Capital Statement or to the extent that the Group Relief which was the subject of the payment is returned to the Company), in which case the amount of the Liability for Taxation shall be the amount of such liability (disregarding any set off).

(e)
the loss in whole or in part of the right of the Company to receive any payment (other than from the Company) for Group Relief pursuant to any arrangement or agreement entered into on or before Completion where such payment was taken into account in the Working Capital Statement, in which case the amount of the Liability for Taxation shall be the amount taken into account in the Working Capital Statement.

Loss: any reduction, modification, loss, counteraction, nullification, utilisation, disallowance or claw-back for whatever reason.

Overprovision: the amount by which any provision in the Working Capital Statement relating to Tax (other than a provision for deferred Tax) is overstated (except to the extent that such overstatement results from the utilisation of a Post-Completion Relief), applying the accounting policies, principles and practices adopted in relation to the preparation of the Working Capital Statement (and ignoring the effect of any change in law made after Completion).

Relief: includes any loss, relief, allowance, credit, exemption or set off in respect of Tax or any deduction in computing income, profits or gains for the purposes of Tax and any right to a repayment of Tax.

Retained Group: the Seller and any other company or companies (other than the Company) which either are or become after Completion, or have within the seven years ending at Completion been, treated as members of the same group, or otherwise connected or associated in any way with the Seller for Tax purposes.

Saving: the reduction or elimination of any liability of the Company to make an actual payment of corporation tax in respect of which the Seller would not have been liable under paragraph 3, by the use of any Relief arising wholly as a result of a Liability for Taxation in respect of which the Seller has made a payment under paragraph 3 of this Tax Covenant.

Tax: all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities in the nature of taxation wherever chargeable and whether of the UK or any other jurisdiction; and any penalty, fine, surcharge, interest, charges or costs imposed by a Taxation Authority, and Taxation shall have the same meaning.

Tax Claim: any assessment (including self-assessment), notice, demand, letter or other document issued or action taken by or on behalf of any Taxation Authority from which it appears that the Company or the Buyer is or may be subject to a Liability for Taxation or other liability in respect of which the Seller is or may be liable under this Tax Covenant or that the Company is denied or is sought to be denied a Relief.

Taxation Authority: HM Revenue & Customs, the Inland Revenue, HM Customs & Excise, the Department of Social Security and any other governmental or other authority whatsoever competent to impose any Tax whether in the United Kingdom or elsewhere.

Tax Refund: means a right of repayment of Tax or an actual repayment of Tax which the Company becomes entitled to or receives in respect of a period (or part period) prior to Completion or arising as a result of an Event occurring on or before Completion other than where such Tax Refund is a Repayment Relief;

Taxation Statute: any directive, statute, enactment, law or regulation wheresoever enacted or issued, coming into force or entered into providing for or imposing any Tax and shall include orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same.

2.2
References to gross receipts, income, profits or gains earned, accrued or received shall include any gross receipts, income, profits or gains deemed pursuant to the relevant Taxation Statute to have been or treated or regarded as earned, accrued or received.

2.3
A reference to an Event occurring on or before Completion includes a series or combination of Events all of which were Events occurring on or before Completion or the first of which was an Event occurring on or before Completion which was not in the ordinary course of business of the Company and any of which occurring after Completion were in the ordinary course of business of the Company and, for the avoidance of doubt, this clause shall not apply to any series of Events which result in any Tax Liability which arises on income , profits or gains earned, accrued or received after Completion due to in whole or part an Event occurring on or before Completion save to the extent that such tax Liability is on deemed (as opposed to actual) income, profits or gains earned accrued or received on or before Completion.

2.4	Any reference to something occurring in the ordinary course of business shall, without prejudice to the generality thereof, be deemed not to include:

(a)
anything which involves, or leads directly or indirectly to, any liability of the Company to Tax that is the primary liability of, or properly attributable to, or due from another person (other than a member of the Buyer´s Tax Group) or is the liability of the Company only because some other person, other than a member of the Buyer´s Tax Group, has failed to pay it or is the liability of the Company because it has elected to be regarded as taxable or liable or to be regarded as having made a disposal; or

(b)
anything which relates to or involves the acquisition or disposal of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a transaction which is not entered into on arm´s length terms; or

(c)
anything which relates to or involves the making of a distribution for Tax purposes, the creation, cancellation or re-organisation of share or loan capital, the creation, cancellation or repayment of any intra-group debt or the Company becoming or ceasing to be or being treated as ceasing to be a member of a group of companies or becoming or ceasing to be associated or connected with any other company for any Tax purposes; or

(d)
anything which relates to a transaction or arrangement which includes, or a series of transactions or arrangements which includes, any step or steps having no commercial or business purpose apart from the reduction, avoidance or deferral of a Liability for Taxation; or

(e)
anything which gives rise to a Liability for Taxation on deemed (as opposed to actual) profits or to the extent that it gives rise to a Liability for Taxation on an amount of profits greater than the difference between the sale proceeds of an asset and the amount attributable to that asset in the Accounts or, in the case of an asset acquired since the Accounts Date, the cost of that asset;

(f)	anything which involves, or leads directly or indirectly to, a change of residence of the Company for Tax purposes; or

(g)
any employment related taxes arising from bonuses paid to employees or former employees of the Company as a result of commitments provided by the Company or any member of the Seller's Group prior to Completion in respect of duties performed prior to Completion.

2.5
Unless the contrary intention appears, words and expressions defined in this agreement have the same meaning in this Tax Covenant and any provisions in this agreement concerning matters of construction or interpretation also apply in this Tax Covenant.

3.	Covenant

The Seller covenants with the Buyer that, subject to the provisions of this Tax Covenant, the Seller shall pay to the Buyer, an amount equal to any:

(a)
Liability for Taxation resulting from or by reference to any Event occurring on or before Completion or in respect of any gross receipts, income, profits or gains earned, accrued or received by the Company on or before Completion;

(b)
Liability for Taxation which arises solely as a result of the relationship for Tax purposes of the Company with any person other than a person which is or has been a member of the Buyer’s Tax Group whensoever arising;

(c)
Liability for Taxation arising in connection with or as a result of the grant of share options to and/or the exercise thereof to by employees or directors of the Company in either case on or before Completion and save to the extent that such Liability for Taxation was withheld or deducted from payments made to that individual (including, for the avoidance of doubt, payments of the Purchase Price in respect of Sale Shares owned by the relevant individual).

(d)	Liability for Taxation arising in connection with or as a result of the actions or omissions of any Company which was within the same VAT Group as the Company prior to Completion.

(e)	Liability for Taxation arising in connection with, or as a result of, transactions which the Company entered into on or before Completion with Continental Commercial Products LLC.

(f)	all reasonable costs and expenses reasonably and properly incurred by the Buyer and/or the Company on an indemnity basis in connection with a successful claim in respect of such Liability to Taxation.

4.	Payment date and interest

4.1
Where the Seller is liable to make any payment under paragraph 3 (including any payment pursuant to paragraph 3(f)), the due date for the making of that payment (Due Date) shall be the later of the date falling seven days after the Buyer has served a written notice on the Seller demanding that payment and in a case:

(a)
that involves an actual payment of Tax (including any payment pursuant to paragraph 3(f)) by the Company, the date which is 5 days prior to that date on which the Tax in question would have had to have been paid to the relevant Taxation Authority in order to prevent a liability to interest or a fine, surcharge or penalty from arising in respect of the Liability for Taxation in question; or

(b)
that falls within paragraph 2.1(a) of the definition of Liability to Taxation, the last date upon which the Tax is or would have been required to be paid to the relevant Taxation Authority in respect of the period in which the Company is deprived of the benefit of using the Relief; or

(c)	that falls within paragraph 2.1(b) of the definition of Liability to Taxation, the date upon which the repayment was due from the relevant Taxation Authority; or

(d)
that falls within paragraph 2.1(c) of the definition of Liability to Taxation, the date upon which the Tax saved by the Company is or would have been required to be paid to the relevant Taxation Authority; or

(e)
that falls within paragraph 2.1(e) of the definition of Liability for Taxation (loss of payment rights relating to the surrender of group relief), not later than the day on which the right to a payment or other consideration is lost.

4.2
If any sums required to be paid by the Seller under this Tax Covenant are not paid on the Due Date, then, except to the extent that the Seller’s liability under paragraph 3 compensates the Buyer for the late payment by virtue of it extending to interest and penalties, such sums shall bear interest (which shall accrue from day to day after as well as before any judgement for the same) at the rate of 2% per annum over the base rate from time to time of Barclays Bank plc or (in the absence thereof) at such similar rate as the Buyer shall select from the day following the Due Date up to and including the day of actual payment of such sums, such interest to be compounded quarterly.

5.	Exclusions

5.1	The covenant contained in paragraph 3 above shall not cover any Liability for Taxation (and the Seller shall not be liable for any breach of the Tax Warranties) to the extent that:

(a)	a provision or reserve in respect thereof is made in the Working Capital Statement; or

(b)
it arises or is increased as a result of any change in the law of Tax announced and coming into force after Completion (whether relating to rates of Tax or otherwise) or the withdrawal or change of any extra-statutory concession, published practice or written interpretation previously made by a Taxation Authority (whether or not the change purports to be effective retrospectively in whole or in part); or

(c)
it would not have arisen but for a change after Completion in the accounting reference date or the accounting bases upon which the Company values its assets (other than a change made in order to correct pre-Completion failures to comply with UK GAAP applicable prior to Completion); or

(d)	the Buyer is compensated for any such matter under any other provision of this agreement; or

(e)
it would not have arisen but for a voluntary act, transaction or omission carried out by the Buyer or the Company (including any act, transaction or omission by any director, officer, employee, agent or adviser of the Company) after Completion being an act which:

(i)	is not in the ordinary course of business; or

(ii)	the Company was not legally committed to do under a commitment that existed on or before Completion; or

(iii)	the Buyer was aware, or ought reasonably to have been aware, would give rise to the Liability for Taxation in question; or

(f)	the Liability for Taxation is a Degrouping Charge which, whether by election or otherwise, is treated as accruing not to the Company but to the Seller or any member of the Retained Group; or

(g)
the Liability to Taxation would not have arisen but for a major change in the nature or conduct of the trade (within the meaning of section 768A of ICTA 1988) of, the Company on or after Completion; or

(h)
the Liability to Taxation is in respect of interest and/or penalties and arises or is increased in consequence of any failure by the Buyer to comply with, or a failure to procure the compliance of the Company with, any of their respective obligations under this Agreement; or

(i)
any Relief (other than a Buyer's Relief) is available, or is for no consideration made available, to the Company (and in circumstances where the Buyer or Company is aware that such a Relief is available) to set against or otherwise mitigate the Liability to Taxation, and so that:

(a) for this purpose, any Relief arising in respect of an accounting period falling partly before and partly after Completion shall be apportioned on a time basis, unless some other basis is more reasonable; and

(b) any Relief that is so available in relation to more than one Liability to Taxation to which this Schedule applies shall be deemed, so far as possible, to be used in such a way as to reduce to the maximum extent possible the Seller's total liability under this Schedule;

(j) the Liability to Taxation would not have arisen but for:

(a) the making of a claim, election, surrender or disclaimer, the giving of a notice or consent, or the doing of any other thing under the provisions of any enactment or regulation relating to Tax, in each case after Completion by the Purchaser, or the Company or the relevant Subsidiary other than at the Seller’s direction in accordance with paragraph 9 or 10 ; or

(b) the failure by the Buyer to comply with, or a failure by the Buyer to procure the compliance of the Company with, their respective obligations under paragraphs 9 and/or 10;

(k) such Liability to Taxation is interest arising under the Corporation Tax (Instalment Payments) Regulations 1998 as a result of the instalment payments made before Completion being insufficient as a result of Income, Profits or Gains earned, accrued or received after Completion or an Event arising after Completion; or

(l) such Liability for Taxation arises as a result of a withdrawal by the Buyer or the Company post Completion of the election under s 569 CAA 2001 made by the Company and the Seller in relation to the Property.

6.	Savings, Overprovisions, Tax Refunds

6.1
If the Buyer or the Company becomes aware that an Overprovision, Saving or Tax Refund has arisen, the Buyer shall promptly give details of such Overprovision, Saving or Tax Refund by written notice to the Seller.

6.2
The Seller may instruct the auditors for the time being of the Company to certify (at the request and expense of the Seller) whether (i) any provision for Tax in the Working Capital Statement has proved to be an Overprovision, and, if so, the extent of such Overprovision, or (ii) a Saving has arisen and, if so, the extent of such Saving, or (iii) a Tax Refund has arisen and, if so, the extent of such Tax Refund.

6.3	If the auditors certify that an Overprovision, Saving or Tax Refund has arisen, then:

(a) the amount shall first be set off against any payment then due from the Seller under this Tax Covenant;

(b) to the extent that there is an excess, a refund shall be made to the Seller of any previous payment or payments made by the Seller under this Tax Covenant (and not previously refunded under this Tax Covenant) up to the amount of such excess;

(c) to the extent that such excess as referred to in paragraph 6.3(b) is not exhausted, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Seller under this Tax Covenant;

6.4
After the Company´s auditors have produced any certificate under this paragraph 6, the Seller or the Buyer may, at any time before the seventh anniversary of Completion, request the auditors for the time being of the Company (as the case may be) to review (at the expense of the party requesting the review) that certificate in the light of all relevant circumstances, including any facts of which they were not or it was not aware, and which were not taken into account, at the time when such certificate was produced and to certify whether, in their opinion, the certificate remains correct or whether, in light of those circumstances, it should be amended.

6.5
If the auditors make an amendment to the earlier certificate and the amount of the Overprovision, Saving or Tax Refund is revised, that revised amount shall be substituted for the previous amount and any adjusting payment that is required shall be made by or to the Seller (as the case may be) as soon as reasonably practicable.

7.	Recovery from third parties

7.1
Where the Seller has paid an amount in full discharge of a liability under paragraph 3 in respect of any Liability for Taxation and the Buyer or the Company is or becomes entitled to recover from some other person not being the Buyer or the Company or any other company within the Buyer’s Tax Group, any amount in respect of such Liability for Taxation to which paragraph 3 applies, the Buyer shall or shall procure that the Company shall:

(a)	notify the Seller of its entitlement as soon as reasonably practicable; and

(b)
if required by the Seller and, subject to the Buyer, the Company being reasonably indemnified by the Seller to the satisfaction of the Buyer against any Tax that may be suffered on receipt of that amount and any costs and expenses incurred in recovering that amount, take or procure that the Company takes all reasonable steps to enforce that recovery against the person in question (keeping the Seller fully informed of the progress of any action taken).

7.2	If the Buyer or the Company recovers any amount referred to in paragraph 7.1, the Buyer shall account to the Seller for the lesser of:

(a)
any amount recovered (including any related interest or related repayment supplement) less any Tax suffered in respect of that amount and any costs and expenses incurred in recovering that amount (save to the extent that amount has already been made good by the Seller under paragraph 7.1 above); and

(b)	the amount paid by the Seller under paragraph 3 in respect of the Liability for Taxation in question.

7.3
If any amount recovered pursuant to paragraph 7.1 (the Recovered Amount) exceeds any payment made to the Seller pursuant to paragraph 7.2 (the Payment Amount) then an amount equal to the difference between the Payment Amount and the Recovered Amount shall be set off against the liability of the Seller in respect of future claims under the Tax Covenant.

8.	Surrender of group relief

8.1
Subject to and in accordance with the provisions of this paragraph 8, if any liability of the Seller under this Tax Covenant or in respect of any claim under the Tax Warranties can be reduced or eliminated by the surrender of Group Relief to the Company by the Seller or any company other than a member of the Buyer’s Tax Group, the Seller may make or procure the making of such surrender and the Company shall co-operate with the Seller in relation to such surrender and make all necessary returns, claims, consents and notifications required to be made in respect of such surrender.

8.2	The Company shall not be liable to give any consideration in respect of any surrender of Group Relief pursuant to paragraph 8.1.

9.	Corporation tax returns

9.1
The Seller or its duly authorised agent shall at the cost of the Company prepare the corporation tax returns and computations of the Company for all accounting periods ended on or prior to the Accounts Date, to the extent that the same have not been prepared before Completion, and submit them to the Buyer.

9.2
The Buyer shall procure that the returns and computations referred to in paragraph 9.1 shall be authorised, signed and submitted to the relevant Taxation Authority without amendment or with such amendments as requested by the Buyer but subject to the prior approval of the Seller (such approval not to be unreasonably withheld) and shall give the Seller or its agent all such assistance as may reasonably be required (at the Seller´s cost and expense) to agree those returns and computations with the relevant Taxation Authority provided that the Buyer shall not be obliged to take any such action as is mentioned in this paragraph 9.2 in relation to any return that is not full, true and accurate in all material respects.

9.3
The Seller or its duly authorised agent shall at the Seller´s cost and expense prepare all documentation and shall have conduct of all matters (including correspondence) relating to the corporation tax returns and computations of the Company for all accounting periods ended on or prior to the Accounts Date provided that the Seller shall not without the prior written consent of the Buyer (not to be unreasonably withheld or delayed) transmit any communication (written or otherwise) to the relevant Taxation Authority or agree any matter with the relevant Taxation Authority.

9.4
The Buyer shall procure that the Company, at the Seller´s cost and expense, afford such access to their books, accounts and records as is necessary and reasonable to enable the Seller or its duly authorised agent to prepare the corporation tax returns and computations of the Company for all accounting periods ended on or before the Accounts Date and conduct matters relating to them in accordance with this paragraph 9.

9.5
The Seller shall take all reasonable steps to ensure that the corporation tax returns and computations of the Company for all accounting periods ended on or before the Accounts Date are prepared and agreed with the relevant Taxation Authority as soon as possible.

9.6	The Buyer shall procure that the Company:

(a) makes such claims (including, but not limited to, claiming or disclaiming capital allowances, depreciation allowances and claiming roll over reliefs);

(b) executes such documents (including but not limited to returns of profits and losses and amended returns); and

(c) does such other things in relation to the relevant accounting periods as are considered necessary by the Seller;

in each case, as is required to give effect to the returns, computations and other documentation referred to in paragraphs 9.2 and 9.3.

9.7
The Buyer shall further procure that the Company shall not (unless it has been approved by the Seller such approval not to be unreasonably withheld or delayed or otherwise pursuant to this paragraph 9):

(a) amend, withdraw or disclaim any election or claim previously made; nor

(b) disclaim any allowance or Relief arising on or before Completion; nor

(c) carry back any Post-Completion Relief in circumstances where such carry back will reduce the Company’s ability to make any surrenders, claims or elections.

9.8
In relation to the accounting period commencing prior to but ending after Completion, the Buyer shall have conduct of all corporation tax matters of the Company and its Subsidiaries provided that the Buyer shall not (and shall procure that its agents shall not) transmit any written communication or agree any matter with a Tax Authority without the prior written consent of the Sellers (such consent not to be unreasonably withheld or delayed).

9.9
The Seller shall ensure that if the Company is a party to a group payment arrangement with HM Revenue & Customs under section 36 of the Finance Act 1998, it shall be immediately removed from the arrangement as provided for in the arrangement.

9.10
The Seller will ensure that the Nominated Company under the group payment arrangement to which the Company is a party exercises its rights to apportion and re-apportion payments under the arrangement so far as possible to ensure that Liability for Taxation of the Company for which (disregarding any de minimis provisions in this agreement) recovery would otherwise be available under this Tax Covenant are fully and expeditiously discharged.

9.11
The Seller will ensure (to the extent permitted by law and for no consideration) that any Degrouping Charge for which recovery would otherwise be available under this Tax Covenant or under the Tax Warranties is treated as accruing not to the Company but to the Seller or a member of the Retained Group and the Buyer will procure that the Company executes all claims, elections, consents or other documents relevant for that purpose.

  9.12  For the avoidance of doubt:

(a) where any matter relating to Tax gives rise to a Tax Claim, the provisions of paragraph 10 shall take precedence over the provisions of this paragraph 9; and

(b) the provisions of this paragraph 9 shall not prejudice the rights of the Buyer to make a Tax Claim under this Tax Covenant in respect of any Liability for Taxation.

9.13
The Seller shall, or shall procure, to the extent that it is able to do so, that all the records not in the possession or control of the Company needed by the Buyer to identify, quantify and submit a claim for capital allowances shall be preserved and, to the extent that such records are not delivered to the Buyer on Completion, the Seller shall make available or shall procure that the records shall be made available to the Buyer. The Seller agrees to provide such information and other assistance as the Buyer may reasonable request to enable it to claim capital allowances in respect of the plant and the Seller will keep the Buyer informed of any information and correspondence which it receives from HM Revenue & Customs which might effect the capital allowances on the plant or indicate that such capital allowances may be challenged.

9.14
For the avoidance of doubt, the Seller shall (to the extent permitted by law) be free to make claims and obtain consents for the surrender of Group Relief between the Company and the Retained Group for the period between the Accounts Date and 1 April 2006 on a just and reasonable apportionment basis (as well as periods ending prior to the Accounts Date). If Group Relief is surrendered under this paragraph 9 to a member of the Retained Group, no member of the Retained Group shall be liable to pay any consideration to the Company or the Buyer in respect of such surrender.

10.	Conduct of tax claims

10.1
If the Buyer or the Company becomes aware of a Tax Claim, the Buyer shall give or procure that notice in writing is given to the Seller as soon as is reasonably practicable (and, in any event, within 10 Business Days where there is a time limit for appeal), provided that if the Seller receives any Tax Claim for whatever reason, it shall notify the Buyer in writing as soon as is reasonably practicable and the Buyer shall be deemed on receipt of such claim by the Seller to have given the Seller notice of such Tax Claim in accordance with the provisions of this paragraph 10 provided always that the giving of such notice shall not be a condition precedent to the Seller´s liability under this Tax Covenant.

10.2
Provided that the Seller indemnifies the Buyer and the Company to the Buyer´s reasonable satisfaction against all liabilities, costs, damages or expenses which may be reasonably incurred thereby including any additional Liability for Taxation, the Buyer shall take and shall procure that the Company shall take such action as the Seller may reasonably request by notice in writing given to the Buyer or the Company to avoid, dispute, defend, resist, appeal or compromise any Tax Claim (such a Tax Claim where action is so requested being hereinafter referred to as a Dispute), provided that neither the Buyer nor the Company shall be obliged to appeal or procure an appeal against any assessment to Tax raised on any of them if, the Seller having been given written notice of the receipt of such assessment, the Buyer or the Company has not within 10 Business Days or, where there is a time limit for appeal, 5 Business Days of the date of the notice, received instructions in writing from the Seller to do so.

10.3	If:

(a)  the Seller does not request the Buyer or the Company to take any action under paragraph 10.2 or fails to indemnify the Buyer or the Company to the Buyer´s reasonable satisfaction within a period of time (commencing with the date of the notice given to the Seller) that is reasonable having regard to the nature of the Tax Claim and the existence of any time limit in relation to avoiding, disputing, defending, resisting, appealing or compromising such Tax Claim; or

(b)  the Seller (or the Company before Completion) has been involved in a case involving fraudulent conduct or wilful default in respect of the Liability for Taxation which is the subject matter of the Dispute; or

(c) the Dispute involves an appeal against a determination by the General or Special Commissioners of the VAT and Duties Tribunal, unless the Seller has obtained the opinion of Tax counsel of at least 5 years´ standing that there is a reasonable prospect that the appeal will succeed, the Buyer or the Company shall have the conduct of the Dispute absolutely (without prejudice to its rights under this Tax Covenant) and shall be free to pay or settle the Tax Claim on such terms as the Buyer or the Company may in its absolute discretion consider fit.

10.4	Subject to paragraph 10.3, the Seller may resist any Dispute for and on behalf of the Company or the relevant Subsidiary and in its name provided that:

(a) the Buyer or the Company shall promptly be kept fully informed of all matters pertaining to a Dispute and shall be entitled to see and keep copies of all correspondence and notes or other written records of telephone conversations or meetings and, in the event that there is no written record, shall be given an immediate report of all telephone conversations with any Taxation Authority to the extent that it relates to a Dispute;

(b) the appointment of solicitors or other professional advisers shall be subject to the approval of the Buyer, such approval not to be unreasonably withheld or delayed; and

(c) all material written communications pertaining to the Dispute which are to be transmitted to the relevant Taxation Authority shall first be submitted to the Buyer for approval and shall only be finally transmitted if such approval is given, which approval is not to be unreasonably withheld or delayed; and

(d) the Seller shall make no settlement or compromise of the Dispute or agree any matter in the conduct of the Dispute which is likely to affect the amount thereof or the future liability to Tax of the Buyer or the Company without the prior approval of the Buyer (not to be unreasonably withheld or delayed).

(e) the Buyer shall not be required and the Seller shall not be permitted to make or procure the making of a formal appeal to any tribunal, court, appellate body or judicial authority unless the Seller, at its own expense and after disclosure of all relevant information and documents, obtains and delivers to the Buyer an opinion from appropriate counsel who has been approved for the purpose by the Buyer (such approval not to be unreasonably withheld or delayed) and who has specialised in relevant Tax matters for a minimum of five years that the appeal has a reasonable change of success.

10.5
The Buyer shall provide and shall procure that the Company provides to the Seller and the Seller´s professional advisors reasonable access to premises and personnel and to any relevant assets, documents and records within their power, possession or control for the purpose of investigating the matter and enabling the Seller to take such action as is referred to in this paragraph 10.

10.6
Other than where paragraph 10.3 applies, the Buyer shall not (and shall procure that the Company shall not) settle, accept, pay or compromise the Dispute without the Seller's written consent (such consent not to be unreasonably withheld or delayed).

10.7
Neither the Buyer nor the Company shall be subject to any claim by or liability to the Seller for non-compliance with any of the provisions of this paragraph 10 if the Buyer, or the Company has bona fide acted in accordance with the instructions of the Seller.

11.	Grossing up

11.1
All sums payable by the Seller to the Buyer under this Tax Covenant shall be paid free and clear of all deductions or withholdings in respect of Taxation unless the deduction or withholding is required by law. If any deductions or withholdings are required by law to be made from any of the sums payable under this Tax Covenant, the Seller shall pay to the Buyer such sum as will, after the deduction or withholding has been made, leave the Buyer with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

11.2
If the Buyer incurs a Taxation liability which results from, or is calculated by reference to, any sum paid under this Tax Covenant, the amount so payable shall be increased by such amount as will ensure that, after payment of the Taxation liability, the Buyer is left with a net sum equal to the sum it would have received had no such taxation liability arisen.

11.3
If the Buyer would, but for the availability of a Buyer´s Relief, incur a Taxation liability falling within paragraph 11.2, it shall be deemed for the purposes of that paragraph to have incurred and paid that liability

11.4
If the Seller pays an additional amount in accordance with paragraph 11.1 or 11.2, the Buyer shall reimburse the Seller such amount as the Buyer shall (acting in good faith) determine as leaving the Buyer in the same position as the Buyer would have been in had no such additional Tax been paid or deduction or withholding been made, but only to the extent that the Buyer can do so without prejudicing the retention of any credit or relief obtained as a result of the relevant deduction or withholding or additional Tax

11.5
If the Buyer assigns the benefit of this Tax Covenant or this agreement, the Seller shall not be liable pursuant to paragraph 11.1 or paragraph 11.2, save to the extent that the Seller would have been so liable had no such assignment occurred.

12.	BUYER’S COVENANT

12.1
The Buyer covenants to pay to the Seller and any member of the Retained Group an amount equal to any Tax assessed on the Sellers or a member of the Retained Group to the extent that such Tax is primarily a liability of the Company and is not of a type which would allow it to be claimed by the Buyer from the Seller under paragraph 3.

12.2
Paragraphs 4 (Payment Date and interest), 10 (Conduct of Tax Claims) and 11 (Grossing up) apply to the covenant at paragraph 12.1 as they apply to the covenant in paragraph 3 as if all references in the relevant paragraphs to the "Seller" were to the "Buyer" instead and vice versa.

13 Value added tax groups

  13.1 Immediately after the date of this Deed the Seller shall procure that an application be made to HM Revenue & Customs, pursuant to section 43 VAT 1994 for the exclusion of the Company from the Seller’s value added tax group and that such exclusion is sought to have effect from Completion. Unless the Buyer otherwise requires, the Seller shall co-operate to ensure that the exclusion from the Seller’s value added tax group is simultaneous with the registration of the Company for value added tax purposes or their inclusion in the Buyer’s value added tax group (as the case may be).

  13.2 Pending the taking effect of such application and for so long thereafter as may be necessary, the Seller and the Buyer shall reciprocally furnish such information as may be required to enable the continuing representative member of the VAT Group to make all the returns required of it in respect of the VAT Group and the party being or controlling (as defined in Section 43(8) VATA) that representative member shall make or procure it to make such returns accordingly.

  13.3 The Buyer will procure that the Company will account to the representative member of the VAT Group for any excess output VAT over input VAT paid or payable by such representative member to the Commissioners of HM Revenue & Customs in respect of any supply of goods or services made or received by the Company in respect of a prescribed accounting period during which the Company was and remained a member of the VAT Group for the purposes of section 43 VATA.

  13.4 The Seller will procure that the representative member of the VAT Group will account to the Company for any excess of input VAT over output VAT received or receivable by such representative member from the Commissioners of Customs and Excise in respect of any supply of goods or services made by or received by the Company in respect of a prescribed accounting period or part of a prescribed accounting period during which the Company was an remained a member of the VAT Group for the purposes of Section 43 VATA.

  13.5 The provisions of clause 4 (Amount Due from Seller and Date of Payment) shall apply to any payments made under this clause 13 as if incorporated herein.

Schedule 5	Intellectual property rights

Part 1 Registered Intellectual Property Rights

The following table contains particulars of all the registered Intellectual Property Rights used by the Company:

No.	Country	Registration No.	Trademark	Owner
1	United Kingdom	2171543	CONTICO	Continental Commercial Products LLC
2	Ireland	212752	CONTICO	Continental Commercial Products LLC
3	European Community	001764786	CONTICO	Continental Commercial Products LLC
4	USA	1822425	CONTICO	Continental Commercial Products LLC (by assignment 25-Jul-03)
5	USA	1428387	CONTICO	Continental Commercial Products LLC (by assignment 25-Jul-03)
www.contico.co.uk

Part 2. Material unregistered Intellectual Property Rights

The following table contains particulars of all material unregistered Intellectual Property Rights used by the Company on an unregistered basis in connection with the Business in Europe:

No.	Trademark
1)	TUFF BOX
2)	TUFFBIN
3)	TUFF-E
4)	VALUE TUFF

5)	WORK BIN
6)	NEUVO
7)	TRASH 'N' STASH
8)	TUFF CRATE
9)	TUFF
10)	STRUCTURAL FOAM
11)	STRUCTOLENE
12)	FUN STORAGE

Part 3. Intellectual property rights licensed from third parties

N/A

Part 4.	Intellectual property rights licensed to third parties

The following is a list of all licences, agreements, authorisations and permissions under which the Company has licensed or agreed to license Intellectual Property Rights to, or otherwise permitted the use of any Intellectual Property Rights, by any third party:

1)
License Agreement dated December 31, 2003 between Continental Commercial Products LLC (“CCP”) and the Company, according to which CCP grants the Company a license under the terms of the license agreement to use the intangible assets as detailed therein. Such license shall be terminated on the Completion Date.

2)
As part of the sale by CCP of its truck box business, a non-exclusive, royalty-free license to use the Contico trademark for one year post closing (until June 2, 2007) was granted to Tradesman Truck Accessories LLC under the license agreement dated June 2, 2006.

3)
As part of the sale of Contico Manufacturing (Ireland) Limited, the share sale and purchase agreement between CEH Limited and Brendan Murphy and Carolyn Murphy dated February 21, 2005, gives Contico Manufacturing (Ireland) Limited the right to use the Contico name. This arrangement shall cease on termination of the distribution agreement between CML and Contico Manufacturing (Ireland) Ltd.

Schedule 6	Working Capital Statement

1.	The Buyer shall at its cost prepare as soon as practicable after Completion, and in any event within 40 Business Days after Completion, a draft Working Capital Statement.

2.
The Working Capital Statement shall be prepared in accordance with the accounting principles, policies and practices adopted by the Company for the purposes of the Accounts (the Policies) including a stock count at which representatives of the Seller and the Buyer shall be present. The Working Capital Statement shall show the Working Capital of the Company as at 2359hrs GMT on Friday 17 November 2006 which shall comprise the aggregate of Account Receivables (net of any provisions necessary in accordance with the Policies but excluding the Receivable) and Stock (net of any provisions necessary in accordance with the Policies and subject as stated below) less Account Payables (including , VAT, PAYE and National Insurance contributions), in each case as at 2359hrs GMT on Friday 17 November 2006.  The amount for Stock shall not in any event exceed £1,600,000 (one million six hundred thousand pounds) and if such sum shall exceed such amount then the difference shall not be included in calculating the Working Capital. The Working Capital Statement will not take into account amounts relating to pre-payments and accruals as at 2359hrs on Friday 17 November 2006 unless the net amount of accruals and pre-payments as at 2359hrs on Friday 17 November 2006 exceeds the aggregate net amount of accruals and pre-payments as at 31 December 2005 (as shown in the agreed form pro-forma) by a sum greater than £150,000 whereupon the excess over such value shall be included as a liability within the Working Capital Statement. The Working Capital Statement shall be prepared in accordance with the pro-forma Working Capital Statement in the agreed form and shall only contain those line items shown on the pro-forma. For the purposes of illustration, the Working Capital of the Company as at 31 December 2005 by reference to the Accounts would have been £2,467,000 (two million four hundred and sixty seven thousand pounds).

3.
When prepared, the Buyer shall procure that the draft Working Capital Statement shall be promptly submitted to the Seller (together with such working papers used in connection with the preparation of the Working Capital Statement as are necessary to understand its preparation) for review by the Seller and its advisers.

4.
For the purposes of such review the Buyer shall procure that the Seller and its advisers shall be given the same access to information and co-operation from the management of the Company as if they were the auditors of the Company.

5.
The Seller shall within 10 Business Days following its receipt of the draft Working Capital Statement, notify the Buyer in writing (Response Notice) whether it accepts the draft Working Capital Statement as submitted or whether it rejects the draft as not being in accordance with this Schedule. Any Response Notice rejecting the draft shall set out in reasonable particularity the grounds for such rejection.

6.
If no Response Notice is given within the period stated in paragraph 5, the Seller shall be deemed to have accepted the draft Working Capital Statement as being in accordance with this Schedule and the amount of the Working Capital as stated in the draft Working Capital Statement, and accordingly the amount of the Working Capital so stated shall be accepted by and shall be final and binding on the parties.

7.
If within 20 Business Days of the submission of the draft Working Capital Statement to the Seller the draft Working Capital Statement has not been accepted by the Seller, then the matters outstanding or in dispute shall be referred for final determination to a firm of chartered accountants nominated jointly by the Seller and the Buyer or failing such nomination within 10 Business Days after request by either the Seller or the Buyer, nominated at the request of either of them by the President of the Institute of Chartered Accountants in England and Wales (the Experts). The Buyer shall procure that the Experts shall be given the same access to information and co-operation from the management of the Company as if they were the auditors of the Company and the Buyer shall procure that the Experts shall be given access to such working papers used in connection with the preparation of the draft Working Capital Statement as are necessary to understand its preparation. In making their determination the Experts shall be treated as acting as experts and not as arbitrators. The determination of the Experts shall be final and binding on the parties. The Experts’ fees shall be borne and paid by the Seller and the Buyer in such proportions as the Experts determine.

8.	Within 5 Business Days of the date of agreement or determination of the Working Capital Statement and the amount of the Working Capital in accordance with this Schedule:

(a) if the Purchase Price as adjusted in accordance with clause 4.2 exceeds the Completion Payment, the Buyer shall pay to the Seller an amount equal to the aggregate of such excess and the sum of £370,000 paid to the Buyer pursuant to clause 5.8 of the Agreement (plus interest at an annual rate equal to the base rate of Barclays Bank Plc from time to time plus 2% in respect of the period from the Completion Date to the date of payment of such excess) by way of telegraphic transfer; or

(b) if the Purchase Price as adjusted in accordance with clause 4.2 is less than the amount equal to the Completion Payment less the sum of £370,000 paid to the Buyer pursuant to clause 5.8 of the Agreement, the Seller shall pay to the Buyer an amount equal to such shortfall (plus interest at an annual rate equal to the base rate of Barclays Bank Plc from time to time plus 2% in respect of the period from the Completion Date to the date of payment of such shortfall) by way of telegraphic transfer.

9.	Notwithstanding the above provisions no recognition shall be made in the Working Capital Statement of any deferred Tax asset arising from the recognition of tax losses.

Executed as a deed by CEH Limited acting by its attorney Executed as a deed by Jardin International Holding BV acting by its attorney Executed as a deed by Katy Industries, Inc. acting by its attorney	/s/ Peter Kavanagh as attorney for CEH Limited /s/ Oren Vaner for and behalf of Jardin International Holding BV /s/ Peter Kavanagh as attorney for Katy Industries, Inc.